SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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CEDAR REALTY TRUST, INC.

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April 30, 2021

To my fellow shareholders:

I would imagine many of you know individuals with whom you have something significant in common. Perhaps you share a mutual friend, you attended the same alma mater, you live in the same neighborhood, attend the same place of worship and the like. Remarkably, today we all now have something highly significant in common — that we have all experienced the Covid-19 pandemic. Here is hoping we never experience anything like it again.

While our unique journeys through the last twelve months may have been a little different, there are themes and facets of this period we have all experienced. We have all spent more time at home. We have met with our colleagues in virtual conference rooms and watched probably far too many streaming television shows. We have worried about getting sick or have worried about loved ones or those for whom we care. Perhaps we know people who have been sick or have died. This common experience is something that will hopefully bind us together as a nation and a community as the pandemic resolves and fades into history.

At Cedar, we have been tested by the coronavirus, and like our community at large, it is an experience that has made us stronger and from which we have grown together as an organization and a team. As I described on our recent Q4 2020 earnings call, from the outset of the pandemic the members of Team Cedar worked with their typical commitment to everyday excellence, collegiality, and collaboration. In addition, our board rose to the fore by actively monitoring our crisis management through frequent board meetings and communications while reducing their 2020 compensation in order to ease our G&A burden. In setting an example for Team Cedar, our board evidenced the highest forms of service to our shareholders and management team throughout the crisis.

In that regard, this year also marked a significant milestone in our board leadership with the transition of Cedar’s chairmanship from Roger Widmann to Gregg Gonsalves at year end followed by Roger’s decision to retire from our board. If there was ever an example of going from strength to strength it would be this change in leadership. Both Roger and Gregg are prime examples of character, intellect, and judgment. I know I speak for my fellow directors as well as my teammates in thanking Roger for his years of service to Cedar. On a personal note, Roger has served as a mentor to me during my tenure at Cedar and has encouraged my personal and professional growth for which I will always be grateful. During my tenure, the Chairman’s role has been an active one with not-less-than weekly catch-up calls and oftentimes multiple calls or meetings in a given week. Thus, I have seen and benefitted from his wise counsel and outstanding judgment firsthand and for many years. I am excited for what the future holds for Cedar with our new chairman installed while acknowledging that Gregg has big shoes to fill. That said, Gregg’s ascension to the position has been seamless; I commend my fellow directors for electing Gregg and thank Gregg for assuming this responsibility during such a challenging period.

As noted, subsequent to the chairmanship transition at year end and in consultation with some of our shareholders further changes were made to the board. Specifically, as you will see in these proxy materials, we have added three new board members, Darcy D. Morris, Richard H. Ross, and Sharon Stern. We are very excited about our new board colleagues and look forward to benefitting from the contributions of these new directors. While their biographies are provided in more detail herein, it is worth highlighting that each of our new directors brings something special to our board. Darcy is CEO of Ewing Morris, a highly regarded asset manager and a significant Cedar shareholder; it will be additive to have a substantial shareholder on the board and we look forward to hearing his perspectives. Richard is President and CFO of Quinn Residences; he has significant and highly relevant experience in various facets of real estate operations and finance including a prior stint with a privately held real estate company focused on grocery-anchored shopping centers in the southeast. Last, Sharon is President of Eastmore Management and Metro Investments, two organizations focused on the acquisition, development, and management of multi-family residential and commercial properties; as we start “going vertical” with our mixed-use redevelopment projects, especially adding residential, we will benefit from Sharon’s perspective as a landlord and manager.

However, while being excited about these new directors, I would be remiss if I did not acknowledge that it comes at a cost inasmuch as Pam Hootkin, in addition to Roger, will not be standing for reelection to the board. Pam has been a director since 2008 and has for the better part of the last decade been chair of the Compensation Committee. As a former senior executive at a leading apparel company, Pam’s perspectives on retail and the evolving retail landscape have been invaluable as we have navigated through the continuing challenges presented by the secular evolution of retail. That said, Pam’s hallmark has been her work ethic. Helming the compensation committee is a challenging role and Pam has done it with aplomb and rigor. She leaves behind a legacy of being the embodiment of Cedar’s values as well as an example to her fellow directors of dedication and integrity, which was especially in evidence during this challenging pandemic period. Pam, you will be missed.

From the outset of the pandemic, we reoriented ourselves to focus on navigating the Company through this unprecedented storm. Specifically, our pandemic-related initiatives revolved around collections, expense management, tenant health and retention, proactive lease renewals and energetic lease origination. We had considerable success on many of these fronts with collections over 94% by the fourth quarter, G&A down approximately $2.0 million, and commendable tenant retention, renewals, and leasing.

More generally, as we navigated through the crisis, we made tough but thoughtful decisions about corporate expenditures and capital allocations. We reduced headcount by roughly 20% and performed a zero-based budgeting exercise that led to reduced G&A, as noted. In addition, we put on hold our South Quarter Crossing redevelopment project allowing us to focus on our more promising mixed-use redevelopment projects and paused other smaller capital projects which we hope to restart during 2021. Lastly, we negotiated with our lenders to ensure that the challenging operating environment did not impact our ability to maintain compliance and capacity on our corporate credit facility. These as well as many other smaller measures all added up to optimize the Company’s ability to ride out the balance of this pandemic and position us well for the post-pandemic future.

And as we look to the post-pandemic future, we are encouraged by the progress we are making on many of our longer-term initiatives that were deferred during the crisis period. Specifically, we continue to make strong progress in advancing a large-scale refinancing of some of our unsecured bank debt with longer term and attractively priced mortgage debt. Additionally, we are making solid strides in finalizing a joint venture for the construction of the DGS office building, representing the first phase of our Northeast Heights redevelopment project. Lastly, as we do every year, we are exploring asset sales as a means of honing our portfolio while generating additional capital for de-levering. All of the foregoing gives us great hope for the future.

The progress we made during the pandemic period and through the end of 2020 evidences the skills of our leadership team and resilience of our core grocery-anchored shopping center model which, together, position the Company well for continued solid performance in face of the challenges of the pandemic and the secular headwinds facing retail, more generally. On top of this, our redevelopment projects are getting ready for prime time and I am excited to hopefully be able to share more on these projects in the coming months.

The one constant is the character and integrity of Team Cedar. We entered 2020 not knowing what was in store for us as a company or as a country. As we leave it behind, we are admittedly scarred by the experience, but we are also stronger and more united. To quote Bruce Springsteen, “we just have to remember the very soil we stand on is common ground.”

Wishing you continued good health and success in 2021.

Sincerely,

BRUCE J. SCHANZER
President and Chief Executive Officer

CEDAR REALTY TRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 3, 2021

The annual meeting of stockholders (the “Annual Meeting”) of Cedar Realty Trust, Inc. (the “Company”) will be held virtually via live audio webcast, on Thursday, June 3, 2021, at 10:00 a.m. Eastern Time. In view of the continuing Covid-19 pandemic, and to ensure the health and well-being of our stockholders, employees and partners, we have elected again this year, as we did last year, to hold a Virtual Annual Meeting instead of a physical Annual Meeting. You or your proxyholder can participate and vote at the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CDR2021 and using your 16-digit control number.

The Annual Meeting will be held for the following purposes:

1.	To elect the eight directors named in the Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.

3.	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers.

The Company and the Board of Directors of the Company recommend a vote “FOR” proposals 1, 2 and 3. You should carefully review the accompanying Proxy Statement which contains additional information.

Only holders of record of our common stock at the close of business on April 19, 2021 are entitled to notice of, and to vote at, the Annual Meeting.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the notice provided by that entity to determine whether and how you will be able to submit your proxy. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the annual meeting. Stockholders attending the annual meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting. If you are a beneficial owner of common stock that plans to vote during the Annual Meeting, in addition to pre-registering, you must also obtain a legal proxy, in pdf or image file format, from the bank, brokerage firm or other nominee holding your shares giving you the right to vote your shares at the Annual Meeting, and present it with your online ballot during the Annual Meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares on the proxy card in advance to ensure that your shares will be represented.

THE PROXY STATEMENT AND OUR 2020 ANNUAL REPORT ARE AVAILABLE AT

HTTP://WWW.CEDARREALTYTRUST.COM.

Sincerely,

ADINA G. STORCH, ESQ.
Executive Vice President, General Counsel and Corporate Secretary

Dated: April 30, 2021

Port Washington, NY

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO ENSURE THAT YOUR SHARES ARE COUNTED AT THE MEETING.

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PROXY STATEMENT EXECUTIVE SUMMARY

The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Information About Our 2021 Annual Meeting of Stockholders

DATE AND TIME:	Thursday, June 3, 2021 at 10:00 a.m. Eastern Time

PLACE:	Visit www.virtualshareholdermeeting.com/CDR2021 and use your 16-digit control number.

RECORD DATE:	Monday, April 19, 2021

Items of Business and Board of Directors Vote Recommendations

Proposal		Board Vote Recommendation	Page Number

Proposal 1:	To elect eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualify	✓ FOR	Page 17

Proposal 2:	To ratify the appointment of Ernst & Young LLP to serve as independent registered public accounting firm for the year ending December 31, 2021	✓ FOR	Page 59

Proposal 3:	Advisory vote (non-binding) to approve the compensation of our named executive officers as disclosed in this Proxy Statement	✓ FOR	Page 60

Our Directors (Page 17)

Name	Age	Director Since	Independent	AC	CC	N/CGC

Abraham Eisenstat(1)	51	2015	Yes			C

Gregg A. Gonsalves(1)(3)	52	2017	Yes

Pamela N. Hootkin(4)	73	2008	Yes

Sabrina L. Kanner	63	2018	Yes		C

Darcy D. Morris	40	2021	Yes

Steven G. Rogers(1)	66	2016	Yes	C

Richard H. Ross	62	2021	Yes

Bruce J. Schanzer(2)	52	2011	No

Sharon Stern	36	2021	Yes

Roger M. Widmann(5)	81	2003	Yes
(1)	Audit Committee Financial Expert

(2)	President and Chief Executive Officer

(3)	Chairman of the Board

(4)	Audit Committee Financial Expert. Ms. Hootkin will not be standing for reelection at the Annual Meeting

(5)	Mr. Widmann will not be standing for reelection at the Annual Meeting

KEY: AC = Audit Committee     CC = Compensation Committee

N/CGC = Nominating/Corporate Governance Committee      = Member     C = Chair

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Information About Our Board and Committees (Pages 26-28)(1)

	Number of Members	Independent	Number of Meetings During 2020(2)

Full Board of Directors	10	90.0%	8

Audit Committee	6	100.0%	5

Compensation Committee	7	100.0%	6

Nominating/Corporate Governance Committee	6	100.0%	4
(1)	Information as of April 30, 2021. Ms. Hootkin and Mr. Widmann will not be standing for reelection to the Board at the Annual Meeting.
(2)	Includes in-person and telephonic meetings. Messrs. Morris and Ross and Ms. Stern were appointed to the Board in 2021 and did not attend any meetings of the Board in 2020.

Our Corporate Governance (Page 18)(1)

We structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Please refer to the table on page 18 of this Proxy Statement for a more detailed description of our governance practices.

WHAT WE DO:	WHAT WE DON’T DO:
✓ All Independent Directors Other than CEO	X No Hedging of Our Securities
✓ Continuously Improve Board Diversity	X No Pledging of Our Securities
✓ Extend Important Rights to Shareholders, Such as Ability to Amend Our By-Laws	X No Related Party Transactions
✓ Caps on Director Pay	X No Poison Pill
✓ Independent Chairman and Committees	X No Excessive Perquisites, No Tax Gross-Ups on Perquisites and No Contractual Tax Gross-Ups on Golden Parachutes
✓ Regular Board Refreshment	X No Classified Board
✓ Frequent Stockholder Engagement	X No Undue Restrictions on Stockholder Rights
✓ Share Ownership Guidelines for Directors and Executives	X No Overboarded Directors
✓ Annual Board and Committee Self-Evaluations
✓ Regular Executive Sessions of Independent Directors and Board Committees
(1)	As of April 30, 2021.

Reverse Stock Split

In November 2020, we completed a 1-for-6.6 reverse stock split of our common stock and a corresponding 1-for-6.6 reverse split of the outstanding units of limited partnership interest of our operating partnership. All prior periods presented in this proxy statement have been adjusted to reflect the impact of the reverse stock split and the reverse unit split.

Corporate Social Responsibility (Page 4)

We at Cedar embrace responsible environmental and social stewardship, as well as corporate governance, as an essential part of our mission to build a sustainable business and to shape the communities we serve throughout our portfolio, in addition to our workplace community. At Cedar, we believe we can “do well by doing good.”

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Environmental, Social and Governance Matters

Below are some highlights of our commitment to Environmental, Social and Governance principles as of December 31, 2020:

Environmental	Social	Governance

◆  Installation of roof solar panel systems at three shopping centers, with an additional three centers near completion at year-end 2020. Six centers are expected to produce electricity to replace burning of 3 million lbs. of coal annually

◆ Recent appointment of Mr. Gonsalves as the first diverse Chairman of Cedar’s Board in the Company’s history affirms Company’s commitment to ideals of diversity and inclusion

◆  Majority independent Board and entirely independent Board committees, with four new independent directors appointed in the last six years

◆  Amendment of by-laws and charter to enable stockholders to act to amend by-laws

◆  Annual election of directors by majority vote in uncontested elections, with no classified Board

◆  Aggressive energy reduction program including upgrading to LED lighting in common areas and parking lots at 40 of our 56 centers, resulting in reduction in energy consumption of over 6.5 million kilowat hours per year

	◆ Three women and one African-American director on the Board makes us a leader among REITs in terms of Board-level diversity	◆ Increased Board oversight of ESG and Human Capital Management with regular reporting to Board or designated Committees on these initiatives

◆ Installation of electric car charging stations at 10 of our centers in four states to reduce carbon footprint	◆ Implementation of heightened workplace health, employee wellness and safety initiatives, including staggered in-office and remote staffing days, as a response to COVID-19	◆ Adoption of stringent version of Rooney Rule, pursuant to which Board elected to commit to including diverse candidates in initial pools of director-nominees

◆  Integration of sustainability initiatives in our various redevelopment projects, including the contemplated LEED-certified build-to-suit government office building that we have contracted to build as part of our Northeast Heights redevelopment project in Washington, D.C.

◆ Flexible work arrangements, such as telecommuting, to promote work life balance and safety during COVID-19

◆  Installation of book collection bins at retail centers, for an average of 250,000 books collected per year over the past 5 years. Approximately 1/3 of collected books are recirculated for use and 2/3 recycled

◆ Comprehensive and competitive employee benefits programs, including matching contributions under the Company’s 401(k) plan and paid family and medical leave

◆  Engaged in community support programs, including blood drives, and donated much-needed supplies to our local communities, including backpacks for school kids and PPE donations for medical professionals

◆ Partnered with local governments to help achieve economic development and create jobs in underserved communities

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For a comprehensive description of the Company’s commitment to Corporate Social Responsibility, and Environmental, Social and Governance initiatives, see the Cedar 2020 ESG Policy  & CSR Report on our website at www.cedarrealtytrust.com.

Increased Board Oversight of ESG

Beginning in 2021, we will regularly report to our Board on human capital management, both from the perspective of demographics and qualitative “wellness”-driven factors.

In addition, our Nominating/Corporate Governance Committee, with full Board support, has recently adopted revisions to its charter to adopt the more stringent form of the “Rooney Rule,” making an affirmative commitment to include diverse candidates in initial pools of director-nominees. Beginning in 2021, our Nominating/Corporate Governance Committee will receive regular debriefings on the Company’s ESG and the Compensation Committee will receive annual updates regarding human capital management initiatives, in addition to their regular updates on other important governance matters, and will also oversee reporting on such matters.

We believe that these recent initiatives at the highest level of our Company underscore the importance the Company places on environmental, social and governance initiatives, and communicates a message to our various constituencies, internal and external, that sustainability, diversity and inclusion are among the Company’s highest priorities as it continues to advance its business objectives.

COVID-19 Initiatives

In addition to the social outreach and community support listed in the above ESG table, Cedar launched a number of initiatives to support our tenants and communities through the challenges of the COVID-19 pandemic. Among these are:

•	Providing COVID-related financial assistance to tenants in the form of rent forbearance;

•	Providing food delivery services to assist members of communities in which we operate obtain essential food and other supplies; and

•	Promotion of tenant curbside pickup programs.

In addition, Cedar launched a number of initiatives to help its own workplace community endure the challenges that COVID-19 wrought on working families universally. With its lean workforce, Cedar was able to tailor certain initiatives to meet the needs of individual employees impacted by the pandemic, through enhanced work-from-home support or reorganization of staffing to accommodate employees directly affected, or who had loved ones affected, by the pandemic.

On a Company-wide level, Cedar adopted a Return-to-Work program, overseen by a cross-departmental committee, to ensure staggered staffing and alternate shifts of in-office and remote work scheduling to respect evolving social distancing guidelines established by regulators and government health agencies.

CORPORATE SOCIAL RESPONSIBILITY

At Cedar, we believe in doing well by doing good. This philosophy is reflected in our operational goals of bringing essential retail commerce, such as grocers and other important amenities, to underserved communities in densely-populated urban areas. Consistent with that philosophy, we embrace responsible environmental, social and community stewardship as an essential part of our mission to build a successful business and to shape the communities we serve throughout our portfolio, in addition to our workplace community.

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In 2020, we continued to demonstrate our commitment as a company to Environmental, Social and Governance Principles. Below are some of the highlights affirming our commitment to corporate social responsibility, both internally and in the markets where we operate.

For a comprehensive description of the Company’s commitment to Corporate Social Responsibility, and Environmental, Social and Governance initiatives, see the Cedar 2020 ESG Policy & CSR Report on our website at www.cedarrealtytrust.com.

Environmental

We are committed to sustainability initiatives, in the service of which we are continually exploring ways to incorporate conservationist principles into our property management and redevelopment projects.

Reflecting our mission-driven approach to retail property management, we marked the close of 2020 by announcing important achievements in our corporate sustainability program.

The Company’s sustainability strategy includes:

•

Solar energy — Since June 2018, Cedar has partnered with a solar developer to install rooftop arrays at three of its properties. With 3 more solar installations near final stages of completion at several more properties, Cedar anticipates the quadrupling of its solar electricity production, which is anticipated to enable the Company to replace the burning of nearly three million pounds of coal annually, or the equivalent of 3,177 acres of forests absorbing carbon for one year.

•

LED lighting — Continuing a strategy that began several years ago, Cedar has completed the outfitting of public areas at 40 of its properties with LED lighting to date, dramatically reducing the energy required to light its retail centers, while decreasing attendant costs. In total, the properties that have been upgraded to LED fixtures reduced their energy consumption by more than six and a half million kilowatt hours in 2020.

•

Recycling — In addition to its standard recycling program, Cedar also contracted with an environmental company to manage trash and recycling services at 40 properties. Cedar disposed of and recycled approximately 2 million pounds of trash and recycling via sustainable methods in 2020.

•	Reduction of fuel emissions — Cedar completed the installation of two electric car charging stations with another 10 electric car charging centers scheduled for installation in 2021.

•

Book collection — For the past several years, Cedar has been working to install book collection bins at dozens of its retail centers, where shoppers can deposit textbooks and other used books. Our vendor partner collects these books regularly and reuses and recycles them. In total, Cedar’s bins have collected more than a million books in the past five years; about one third of these have been recirculated, while the rest have been recycled.

In addition to doing our fair share for the global environment, it is our hope that our demonstrated commitment to sustainability initiatives will serve as a positive model of corporate civic responsibility in the communities we serve, and stimulate analogous efforts among our constituencies.

Social

As a company, Cedar has affirmed its commitment to social responsibility in numerous ways. The makeup of our Board reflects our commitment to enhancing diversity with respect to gender, ethnicity and professional experience. We are proud to have one-third of our independent Board comprised of female directors, some of whom serve in leadership roles on our Board. For example, Ms. Kanner is the current Chair of the Board’s Compensation Committee and oversees the Company’s redevelopment efforts. In addition, Cedar is proud to be the only shopping center REIT with a diverse Board chairman, with the recent appointment of Mr. Gonsalves to that role.

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We value not only the diversity of experience these professionals bring to our Board room, but also diversity of perspective they bring to our collective approach to problem solving. This commitment to diversity and inclusion is mirrored in the composition of Cedar’s workforce. In terms of our corporate culture, approximately 55% of our mid-level, non-executive managers are female, as well as approximately one-third of our executive team. 61% of our employee population was female, as of the end of 2020. In addition, 25% of our workforce was ethnically diverse, as of December 31, 2020.

Inasmuch as Cedar’s workforce and leadership encompass diversity, Cedar’s mission of social responsibility extends outward as well to include the communities we serve. In 2020, we were proud to support many local community initiatives, including blood drives, backpack donations for school children and PPE donations to minority medical professionals. In addition, we have partnered with local governments, including in Washington, D.C., in support of economic development and job creation in underserved communities, both in connection with our redevelopment efforts pre-Covid and also specifically in furtherance of pandemic relief.

Through 2020, our commitment to social responsibility extended into our own workplace community. We wanted to ensure our employees had a work environment that promoted work/life balance and safety through the COVID-19 pandemic; as such, we implemented flexible work arrangements to employees who were impacted, or who had family members impacted, by the pandemic.

Governance

Good governance is one of our core principles, which guides our formulation of corporate policies, internal management and relationships with the communities in which we operate. Good governance starts with a talented and diverse Board, which we have significantly refreshed by appointing four new directors in six years.

In addition, our belief in stockholder enfranchisement is demonstrated by recent corporate policy enactments which have been overwhelmingly well-received by our stockholders. For example, in 2018, we adopted amendments to our charter and by-laws which empower stockholders to act to amend our by-laws, as opposed to exclusively reserving this right to our Board.

We have annual election of directors, with no classified Board, and a requirement that directors be elected by a majority vote in uncontested elections. Our Board committees are composed of entirely independent directors, and the average tenure of our directors has been steadily decreasing, resulting in an increase in the percentage of independent directors with relatively low tenure.

In addition, our Nominating/Corporate Governance Committee, with full Board support, has recently adopted revisions to its charter to adopt the more stringent form of the so-called “Rooney Rule,” by which the Committee made an affirmative commitment to include diverse candidates in initial pools of director-nominees. Beginning in 2021, our Nominating/Corporate Governance Committee will receive regular debriefings on the Company’s ESG initiatives, in addition to its regular updates on other important governance matters.

In 2020, we enhanced our focus on cybersecurity oversight. We established a cross-departmental committee on cybersecurity, which regularly provides updates to the Board, introduced an employee education campaign, and heightened technological protections and monitoring to protect us and our employees from cyberattacks.

We regularly engage with our stockholders throughout the year, and are responsive to their concerns. In response to constructive input from our stockholders, we require a minimum vesting period of one year applicable to all types of equity awards granted under the 2017 Stock Incentive Plan, subject to a 5% carve out, and a minimum three-year vesting period for time-based restricted stock awards. We have also put into place caps on director pay in our 2017 Stock Incentive Plan.

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Human Capital Management

Quantitative and Qualitative: Demographics and Wellness

Health, Safety and Wellness

We view responsible human capital management through both a quantitative and qualitative lens. We at Cedar believe that the first principle in responsible stewardship of human capital is ensuring that it is composition-based: developing a workforce that represents diversity of gender, race and ethnicity as well as diversity of skill and experience. Pursuit of these diversity goals fulfills a dual purpose of fostering employee wellness and inclusion, thereby enhancing a positive work culture, while also leading to higher quality decision-making that ensues from harvesting a diversity of perspectives and viewpoints. From a wellness perspective, we take care to ensure that our employees are cared for. To that end, the Company has increased its offering of wellness-related initiatives offered to employees, such as virtual group lunches with senior management and collaborative virtual technology. Pre-pandemic, we also offered employee yoga, a monthly book club and educational lunch and learns, and look forward to re-establishing these programs when safe to do so again.

We at Cedar view our relationship with our employees as a two-way conversation, and frequently solicit employee feedback on ways to improve the quality of their work experience, both through formal surveys and informal commentary. Feedback received from these surveys has led to the Company’s implementation of various wellness- and productivity-enhancing initiatives, such as those mentioned above.

Consistent with the Company’s commitment to corporate social responsibility, we offer our employees opportunities for group volunteer work in the communities we serve. While these efforts have been temporarily curtailed in 2020 due to safety concerns relating to the COVID-19 pandemic, we intend to resume offering these opportunities when it may be once again safe to do so.

In addition, we offer tuition assistance to qualifying employees based on tenure, and matching gift programs to enhance the positive impact of individuals’ charitable giving.

Beginning in 2021, our Compensation Committee will receive annual debriefings on the Company’s human capital management initiatives, in addition to its regular updates on other important governance matters.

Commitment to Diversity and Inclusion

Our commitment to diversity and inclusion is exemplified in the composition of Cedar’s workforce. As of December 31, 2020, approximately 25% of Cedar’s workforce derived from diverse racial or ethnic backgrounds, and 61% of our 64 employees were female. Ms. Zeigler brings both racial and gender diversity to the highest ranks of Cedar’s management, in addition to her impressive track record of professional experience. Approximately 30% of Cedar’s executive cabinet is composed of women.

In addition to racial, ethnic and gender diversity, we at Cedar pride ourselves on extending these principles of inclusion to other underrepresented communities, such as the LGBTQ community, which we have been proud to count among our workforce over the years.

We continue to offer employee training and development in diversity and inclusion to keep our workforce aligned with Company philosophy with respect to these goals.

Appointment of Gregg Gonsalves as Board Chairman

In line with the Company’s commitment to principles of diversity and inclusion, Cedar is pleased to have announced that as of January 1, 2021, Gregg Gonsalves assumed the role of Chairman of the

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Board. In addition to his many professional accomplishments and proven record of leadership in the real estate financial industry, Mr. Gonsalves has distinguished himself in philanthropic leadership, which very much mirrors the culture and philosophy of the Company with respect to the markets it serves.

Elected to Cedar’s Board in 2017, Mr. Gonsalves is also the first diverse director to serve as its Chairman. The Company is privileged to not only have the benefit of Mr. Gonsalves’ vast professional experience, but also the enhanced diversity of perspective and enriched quality of decision-making that having diversity in the highest ranks of our organization brings. Mr. Gonsalves’ appointment also communicates a strong message to our constituencies about the importance the Company places on diversity and inclusion.

Independent Registered Public Accounting Firm (Page 56)

Ernst & Young LLP, independent registered public accounting firm, served as our auditors for fiscal year 2020. Our Audit Committee has selected Ernst & Young LLP to audit our financial statements for fiscal year 2021. Although it is not required to do so, the Board is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting in order to ascertain the view of our stockholders regarding such selection. Below is summary information about Ernst & Young’s fees for services during fiscal years 2020 and 2019:

Description of Services	2020 ($)	2019 ($)

Audit Fees(1)	685,867	809,800

Audit-Related Fees	—	—

Tax Fees(2)	156,950	140,405

All Other Fees	—	—

TOTAL	842,817	950,205
(1)

Audit Fees for 2020 and 2019 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2020 and 2019, reviews of our interim consolidated financial statements which are included in each of our quarterly reports on Form 10-Q for the years ended December 31, 2020 and 2019, and certain accounting consultations.

(2)	Tax fees for 2020 and 2019 include tax compliance and preparation, and tax consulting services related to tax planning for certain of our redevelopments.

2020 Performance Highlights

Despite a difficult year for many of our tenants as a result of the COVID-19 pandemic, the Company achieved positive operating results, including:

•	Operating Funds from operations (FFO) of $2.91 per diluted share for the year

•	NAREIT-defined FFO of $2.88 per diluted share for the year

•	Same-property net operating income (NOI) decreased 6.8% for the year

•	Signed 121 new and renewal leases for 963,000 square feet for the year

•	Comparable cash-basis lease spreads of 0.1% for the year

•	Same property portfolio was 91.2% leased for the year

•	Completed five dispositions for an aggregate sales price of $21.9 million

For a reconciliation of FFO, operating FFO and same-property NOI to the most directly comparable GAAP measure and additional information regarding these non-GAAP financial measures, please see Item 7—”Management Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2020.

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Executive Compensation Matters (Page 28)

The goals of our executive compensation program are to:

•	attract, retain and motivate talented executive officers;

•	align the interests of our executive officers with the interests of the Company and our stockholders;

•	incentivize our executive officers based on clearly defined performance goals and measures of successful achievement; and

•	align market competitive compensation with our short- and long-term performance.

Our Compensation Committee determines the form and amount of compensation, as well as the overall structure of our executive compensation program. The Compensation Committee has sole authority to retain and terminate any compensation consultants used to assist in establishing compensation for our executive officers and to approve such consultants’ fees and other retention terms. The Compensation Committee has engaged Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its independent compensation consultant.

The Compensation Committee’s compensation decisions for 2020 described in this Proxy Statement were made based on performance targets established pre-COVID, but operating results reflect the COVID pandemic’s impact. The Company’s ability to achieve the performance targets originally envisioned to support short- and long-term compensation goals was significantly hindered by the pandemic operating environment. On careful consideration, the Compensation Committee elected not to adjust in-flight long-term performance objectives for named executive officers (“NEOs”) and senior management, resulting in no payout of any Company performance-based long term equity compensation to NEOs and senior management for 2020.

In 2020, all of our NEOs’ base salary remained level, respectively at $750,000 for the CEO, $436,000 for the COO and $400,000 for the CFO.

Annual bonus incentive was determined based on an exercise of the Compensation Committee’s discretion, taking into account recommendations made by Mr. Schanzer. In a typical year, annual bonus is based on a combination of Company and individual performance, weighted as follows: 70% of each executive’s bonus determined based on the Company’s achievement of its Operating FFO target, and 30% based on qualitative individual performance evaluations for each of the executives. Although the Company’s Operating FFO for 2020 was $0.03 below the threshold Operating FFO of $0.47 set for 2020, at $0.44 (on a pre-split basis), the Compensation Committee took under consideration the adverse impact of the COVID-19 pandemic on Company performance, which was measured against performance objectives that were set in February 2020, prior to the onset of the COVID-19 pandemic and not adjusted downward subsequently, relatively strong portfolio performance with one of the highest sector rent collections and particularly strong Q4 2020 results, and strong individual performance reviews for each of the NEOs (as well as other members of senior management). In light of the foregoing, particularly the executives’ strong performance through the pandemic, and to address retention concerns, the Compensation Committee awarded each of the NEOs 50% of their 2020 target annual bonuses, which would have been the payout if the threshold operating FFO was met. For the NEOs, these bonuses amounted to $375,000 for the CEO, $207,100 for the COO and $190,000 for the CFO, respectively.

We believe that awarding senior executives a significant amount of their compensation in the form of equity incentive awards aligns them with stockholders and best accomplishes desired alignment between pay and performance and ensures that management’s incentives are geared toward long-term stockholder value creation. The Compensation Committee elected not to adjust downward the in-flight performance objectives set for NEOs prior to the onset of the pandemic. Consequently, based on average total shareholder return for the measurement period ending in 2020, Company-

    2021 Proxy Statement  |  9

performance based LTIP grants for eligible senior executives, which comprise 65% of the LTIP awards for NEOs other than the CEO, were not earned or awarded. Per the terms of Mr. Schanzer’s employment contract, no additional LTIP grant were awarded to Mr. Schanzer in 2020. Only the 35% portion of long-term equity awards based on individual performance was awarded to Ms. Zeigler and Mr. Mays in 2020, which amounted to $262,500 for Ms. Zeigler and $210,000 for Mr. Mays.

Please refer to the table on page 36 of this Proxy Statement for a more detailed description of our compensation policies and programs.

Say-on-Pay Responsiveness (Page 38)

We give our stockholders an annual vote on our executive compensation program and are requesting your support for the compensation of our named executive officers as described on pages 35-55 of this Proxy Statement. This is an advisory vote, so the results will not be binding on the Company, but the Board and the Compensation Committee will consider the outcome of the vote as part of its ongoing review of executive compensation.

We have historically enjoyed a high level of shareholder support for our executive compensation program. However, the results of last year’s shareholder voting indicated that we needed to devote additional consideration to our stockholders’ concerns.

2020 SAY-ON-PAY VOTING RESULTS

Consequently, we conducted our shareholder outreach early this year with an eye to ensuring that we could give meaningful consideration to the feedback we received, and to be in the best position possible to make responsive changes. We reached out to stockholders representing approximately 48% of our outstanding common stock, and engaged with stockholders representing nearly 20% of our voting shares. Our ability to conduct targeted outreach was limited by greater than usual turnover in our shareholder roster and our consequent limited ability to know with certainty the composition of our shareholder base at any given moment in time.

Based on our shareholder outreach, we learned that (i) pay/performance alignment; and (ii) responsible corporate citizenship, as embodied through environmental, social and governance initiatives were heightened areas of interest for our shareholders. To address shareholder interest in corporate citizenship , we have published the Cedar 2020 ESG Policy & CSR Report on our website that highlights in detail our commitment to corporate social responsibility and our environmental, social and governance initiatives.

The COVID-19 pandemic has impeded our ability to fully respond to compensation-related shareholder concerns while at the same time ensuring adequacy of retention incentives in a disrupted market. Notwithstanding the negative impact that the challenging pandemic-era operating environment had on

10  |       2021 Proxy Statement

our results, we did not adjust in-flight performance-related incentives for our NEOs. However, the Compensation Committee did, in an exercise of its discretion, approve incremental year-end bonus awards to our NEOs as well as senior management based on relatively strong portfolio performance with market-leading collections and particularly strong Q4 2020 results, and strong performance through the pandemic. These factors, together with retention concerns, informed the Compensation Committee’s decision to mitigate a portion of the impact of forfeiture of that portion of year-end annual incentive compensation keyed to Company-performance targets.

The Compensation Committee did not make any COVID-19 related modifications to long-term incentives believing that such incentives are meant to measure performance over longer periods of time and not a single year’s results.

    2021 Proxy Statement  |  11

PROXY STATEMENT

CEDAR REALTY TRUST, INC.

44 SOUTH BAYLES AVENUE

PORT WASHINGTON, NEW YORK 11050

PROXY STATEMENT

We are sending you this Proxy Statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company, for use at the 2021 Annual Meeting of Stockholders (“Annual Meeting”) or any adjournment thereof. The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2020 is being mailed herewith to each stockholder of record. Stockholders may obtain a copy of the Company’s 2020 Annual Report on Form 10-K, without charge, by writing to the Company at 44 South Bayles Avenue, Port Washington, New York 11050, Attention: Investor Relations. The 2020 Annual Report on Form 10-K is also available on the Company’s website, www.cedarrealtytrust.com.

We intend to first send this Proxy Statement and accompanying materials, including the proxy card, to stockholders on or about April 30, 2021.

ABOUT THE VIRTUAL ANNUAL MEETING

When and where is the Virtual Annual Meeting?

To support the health and well-being of our stockholders, employees and partners, in light of the continuing COVID-19 pandemic, our annual meeting will be held virtually via live audio webcast at www.virtualshareholdermeeting.com/CDR2021 on Thursday, June 3, 2021 at 10:00 a.m. Eastern Time.

How do I attend the Virtual Annual Meeting?

To attend the Virtual Annual Meeting, you must visit www.virtualshareholdermeeting.com/CDR2021 and use your 16-digit control number, which appears on the Notice and the proxy card, voting instruction form, or e-mail transmitting proxy materials, or, if you are a beneficial owner who did not receive a control number, may be obtained upon request to the broker, bank or other nominee that holds your shares. You will also need your 16-digit control number to vote at the Annual Meeting.

As part of the Virtual Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the Company and the Annual Meeting matters, as time permits. To ensure the Annual Meeting is conducted in a manner that is fair to all stockholders, the chairman (or such other person designated by our Board of Directors) may exercise broad discretion in recognizing stockholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. We will focus our time on addressing questions that are beneficial to those in attendance at the meeting. Information for submitting written questions during the meeting will be provided with the instructions for accessing the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following proposals:

1.	To elect the eight directors named in the Proxy Statement to serve until the next annual meeting of stockholders or until their successors are duly elected and qualify.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.

3.	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers.

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PROXY STATEMENT

Who is entitled to vote?

Only stockholders of record at the close of business on the record date (April 19, 2021) are entitled to notice of and to vote at the Annual Meeting. Stockholders are entitled to cast one vote for each share held by them on each matter to be voted upon.

Who can attend the Annual Meeting?

All holders of common shares of the Company at the close of business on April 19, 2021, the record date for the Annual Meeting, or their duly appointed proxies, are authorized to attend the Annual Meeting. No one other than the Company may record the Annual Meeting.

What constitutes a quorum?

On the record date of April 19, 2021, the Company had 13,628,289 shares of common stock outstanding and entitled to vote with respect to all matters to be acted upon at the meeting. Each holder of common stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

How do I vote?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares and the proxy notice was sent directly to you by us. In that case, you may instruct the proxy holders named in the enclosed proxy card (the “Proxy Agents”) how to vote your common shares in one of the following ways:

•	Vote via the Internet: You can vote via Internet by following the instructions on the enclosed proxy card or voting instruction form.

•	Vote by Telephone: You can vote by telephone by following the instructions on the enclosed proxy card or voting instruction form.

•	Vote by Regular Mail: You can vote by mail by signing and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid envelope provided with this Proxy Statement.

•

Vote Online: You may vote online at the internet voting website provided on the proxy card or by attending the Virtual Annual Meeting and following the instructions posted at www.virtualshareholdermeeting.com/CDR2021 and using your 16-digit control number, which appears on the Notice and the proxy card, voting instruction form, or e-mail transmitting proxy materials, or, if you are a beneficial owner who did not receive a control number, may be obtained upon request to the broker, bank or other nominee that holds your shares.

Proxies submitted over the Internet, by telephone or by mail must be received by 11:59 p.m. EDT on June 2, 2021.

If you vote by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card, your shares will be voted at the Annual Meeting as you direct. If you sign the enclosed proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

YOUR VOTE IS VERY IMPORTANT. We recommend that you return your proxy card or cast your vote pursuant to the instructions for Internet or telephone voting set forth on the proxy card even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed

Can I revoke my proxy?

Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case addressed to the Secretary of the Company at our corporate offices) or, if a

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PROXY STATEMENT

stockholder is present at the Annual Meeting, he or she may elect to revoke his/her proxy and vote his/her shares personally. Votes for shares held by a bank, broker or other holder of record, may be revoked by a stockholder submitting new voting instructions to the bank, broker or other holder of record or, if a stockholder has obtained a legal proxy from the bank, broker or other holder of record giving him or her the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

What vote is required to approve each matter?

Assuming the presence of a quorum, the following votes are required to approve each proposal:

Election of Directors:

Pursuant to our bylaws, unless there is a contested election, each director nominee shall be elected if the amount of the votes cast at the Annual Meeting for such director nominee’s election exceeds the amount of votes cast against such director nominee’s election.

Ratification of Independent Registered Public Accounting Firm; Advisory Say-on-Pay:

Each of Proposals 2 and 3 must receive the affirmative vote of a majority of the votes cast at the Annual Meeting in order to pass. The proposal to approve the compensation of our named executive officers is advisory only and is not binding on the Company or the Board. We treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum but abstentions will not be counted as “votes cast.” Accordingly, abstentions will have no effect on Proposals 2 and 3, or at any adjournment or postponement thereof, assuming a quorum is present.

If the proxy is submitted and voting instructions are made for some, but not all, of the proposals, as to matters in which instructions are given, the proxy will be voted in accordance with those instructions, and for all other proposals, the proxy will be voted “FOR” as to all enumerated proposals in accordance with the Board’s recommendations.

What if I hold my shares in street name?

Brokers do not have discretionary authority to vote with respect to any of the proposals, except with respect to the ratification of Ernst & Young as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. Under the rules of the New York Stock Exchange (the “NYSE”) , the proposal to ratify the appointment of Ernst & Young LLP is considered a routine item. Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on this proposal. If your broker exercises this discretion, your shares will be counted as present for purposes of determining the presence of a quorum at our Annual Meeting and will be voted in the manner directed by your broker on the proposal to ratify Ernst & Young as our independent registered public accounting firm, but your shares will constitute broker non-votes on each of the other proposals at our Annual Meeting. On all other proposals, your broker is not permitted to vote your shares without your instructions and uninstructed shares are considered broker non-votes. Accordingly, a broker non-vote will not be counted in determining the outcome of the vote on these matters. If your shares are held by a broker, the broker will ask you how you want to vote your shares.

If you provide the broker with instructions, your shares will be voted in accordance with your instructions. If you do not give any instruction on any of the proposals, then with respect to the election of directors and the advisory vote to approve the compensation of our named executive officers, your shares will not be voted. Therefore, it is important that you give instructions to your broker as to how to vote your shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit the enclosed proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the Annual Meeting.

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PROXY STATEMENT

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you submit the enclosed proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. If you are not a stockholder of record but hold the shares through a broker or nominee (i.e., in street name), you may vote your shares in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. You may also vote online by following the instructions provided on the proxy card. Even if you plan to attend the Virtual Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Who is soliciting the proxies and who pays the costs?

The enclosed proxy card for the Annual Meeting is being solicited by the Board. The Company will pay the expenses of soliciting proxies on the proxy card and all expenses related to the Annual Meeting. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders but we will not pay any compensation for their services.

Proxies may be solicited on our behalf by telephone or through other means by our directors, officers and other employees who will receive no additional compensation therefor.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1932, as amended (the “Exchange Act”). When used in this Proxy Statement, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about the Company and future events, and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

COOPERATION AGREEMENTS

On April 28, 2021, the Company entered into an agreement (the “Ewing Morris Cooperation Agreement”) with Ewing Morris & Co. Investment Partners Ltd. and certain of its affiliates (collectively, “Ewing Morris”) and on April 28, 2021 the Company entered into an Agreement (the “Camac Cooperation Agreement”, together with the Ewing Morris Cooperation Agreement, the “Cooperation Agreements”) with Camac Partners, LLC and certain of its affiliates (collectively, “Camac”) in connection with each of Ewing Morris’ and Camac’s notice of intention to nominate certain individuals for election as directors at the Annual Meeting. Pursuant to the Cooperation Agreements, the Company agreed to increase its Board size to ten directors and immediately appoint three new individuals, Darcy D. Morris, Richard H. Ross and Sharon Stern (the “New Directors”) to the Board with terms expiring at the Annual Meeting. Two incumbent directors, Roger Widmann and Pamela Hootkin, will retire effective as of the Annual Meeting and the Company agreed to nominate the New Directors for election at the Annual Meeting. Both Ewing Morris and Camac have agreed to certain customary standstill

    2021 Proxy Statement  |  15

PROXY STATEMENT

provisions and other covenants, including, among others, withdrawing their proposed director candidates for election at the Annual Meeting and to vote in favor of the Company’s proposed slate of directors at the Annual Meeting. The terms of the Agreement are more fully set forth in Exhibits 99.2 and 99.3 to the Current Report on Form 8-K filed by the Company on April 29, 2021.

In addition, Barrington Companies Equity Partners, L.P. (together with its affiliates, “Barrington”) informed the Company that it would withdraw its intent to nominate certain individuals for election as directors at the Annual Meeting.

At the conclusion of the Annual Meeting, the size of the Board will be decreased to eight directors.

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PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Articles of Incorporation and by-laws, as amended, the director nominees elected at this meeting will be elected to serve one-year terms that expire upon the date of the next Annual Meeting of Stockholders or earlier death, resignation or removal.

Director Nominees

Biographical information with respect to our eight director-nominees is set forth below. Each nominee named in this Proxy Statement has consented to being nominated for director and has agreed to serve if elected. All of the nominees named in this Proxy Statement for election to the Board were unanimously recommended by the Nominating/Corporate Governance Committee and were unanimously nominated by the Board. As noted previously, Ms. Hootkin and Mr. Widmann will not be standing for reelection at the Annual Meeting.

Abraham Eisenstat

Principal Occupation and Positions Held

•  Age: 51

•  Year in which First Elected a Director: 2015

•  Committee(s) Served: Chair of the Nominating/Corporate Governance Committee and a member of the Audit Committee

•  Principal Occupation and Other Information: Mr. Eisenstat is a co-founder of Eisenstat Capital Partners LP, formerly Dabroes Management LP, which was a European long/short equity fund founded in 2008 that now operates as a family investment office. Prior to starting the firm, Mr. Eisenstat was a managing director at Caxton International where for five years he co-ran a European long/short equity fund. Prior thereto, Mr. Eisenstat ran a similar fund at S.A.C. Capital. Mr. Eisenstat covered European equities as a generalist analyst for over six years at Noble Partners, Chestnut Hill Management and Teton Partners. Prior to joining the investment management industry, Mr. Eisenstat acted as research assistant to historian Sir Martin Gilbert and studied international relations at the Fletcher School of Law and Diplomacy in Boston, and Philosophy, Politics, and Economics at Oxford University. He graduated with honors from Baruch College of the City University of New York.

Mr. Eisenstat’s qualifications for Board membership include his extensive knowledge of and success in the investment management industry, which, among other things, qualifies him as a financial expert on the Audit Committee.

    2021 Proxy Statement  |  17

PROPOSAL 1: ELECTION OF DIRECTORS

Sabrina L. Kanner

Principal Occupation and Positions Held

•  Age: 63

•  Year in which First Elected a Director: 2018

•  Committee(s) Served: Chair of the Compensation Committee and member of the Nominating/Corporate Governance Committee

•  Principal Occupation and Other Information: Ms. Kanner joined the Board in June 2018, and currently serves as Executive Vice President, Development, Design & Construction at Brookfield Properties, where she has held various positions, including at Brookfield’s predecessor company, since 1982. Ms. Kanner also serves on the board of Opus Holding LLC, a privately held company that provides development, design and construction services across asset classes to clients with operations in the Midwest and Southwest. Ms. Kanner is a cum laude graduate of Union College, from which she holds a B.A. degree.

Ms. Kanner has extensive experience in large-scale real estate construction and development spanning multiple decades, and brings to the Board both experiential and gender diversity.

Darcy D. Morris

Principal Occupation and Positions Held

•  Age: 40

•  Year in which First Elected a Director: 2021

•  Committee(s) Served: Member of the Compensation and Nominating/Corporate Governance Committees

•  Principal Occupation and Other Information: Mr. Morris founded Ewing Morris & Co. Investment Partners in June 2011. Mr. Morris is responsible for managing the firm’s relationships, and also contributes to investment research and general operations. He currently serves on the boards of The Caldwell Partners International Inc. (TSX: CWL), ZCL Composites Inc. (TSX: ZCL), the Toronto Public Library Foundation and the Art Gallery of Ontario (AGO) Foundation. Prior to co-founding Ewing Morris & Co. Investment Partners, Mr. Morris was a portfolio manager at MacDougall, MacDougall & MacTier Inc., where he built a successful investment management business. He previously worked at Burgundy Asset Management. Mr. Morris received an Honours Bachelor of Arts in political studies from Queen’s University in 2004 and was awarded the Canadian Investment Manager designation in 2010. He also won the Scholastic Award for combining high standards of play with academic excellence as a member of the Peterborough Petes in the Ontario Hockey League in 1998.

Mr. Morris was selected to serve on our Board based on his extensive knowledge of and experience in the investment management industry having founded Ewing Morris & Co. Investment Partners in 2011.

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PROPOSAL 1: ELECTION OF DIRECTORS

Steven G. Rogers

Principal Occupation and Positions Held

•  Age: 66

•  Year in which First Elected a Director: 2016

•  Committee(s) Served: Chair of the Audit Committee and a member of the Compensation Committee

•  Principal Occupation and Other Information: Mr. Rogers is currently the managing member of Rogers & Associates, LLC, a provider of specialized solutions and board level advisory work for principals and institutional owners in the real estate industry. Mr. Rogers serves as chairman of the board of RREEF America REIT II, chairman of the board of Net Lease Alliance, a founding director of First Commercial Bank and executive-in-residence for Millsaps College Else School of Management. Prior to founding Rogers & Associates, LLC, Mr. Rogers led Parkway Properties, Inc., a NYSE listed REIT, for 25 years, most recently as its president and chief executive officer, and served on its board of directors. Mr. Rogers also served on the board of governors of NAREIT for six years, including two terms as audit chair. He graduated from the University of Mississippi magna cum laude, served in the U.S. Army as an infantry officer ultimately earning the rank of captain, and received an M.B.A. from Harvard Business School.

Mr. Rogers brings to the Board specialized knowledge of the REIT industry and corporate governance having served as president and CEO of another NYSE-listed REIT for 25 years and having served on the NAREIT board of governors, including as its audit committee chair. Mr. Rogers’ prior executive and audit experience qualifies him as a financial expert on the Audit Committee.

Richard H. Ross

Principal Occupation and Positions Held

•  Age: 62

•  Year in which First Elected a Director: 2021

•  Committee(s) Served: Member of the Nominating/Corporate Governance Committee and the Audit Committee

•  Principal Occupation and Other Information: Mr. Ross currently serves as President and Chief Financial Officer of Quinn Residences, a real estate operating company focused on acquiring, developing, and operating well located, purpose- built, single-family rental homes located primarily in the Southeast United States. From September 2016 until February 2020, he was Executive Vice President & Chief Financial Officer for Branch Properties, a grocery-anchored shopping center company focused in the Southeast US. From August 2013 until Sept 2015, Richard was initially CFO, and then Chief Executive Officer & President, of Trade Street Residential, Inc. (NASDAQ: TSRE), a publicly traded multi-family REIT. Mr. Ross was Branch Properties’ Chief Financial Officer from April 1998 until December 2010. Mr. Ross served as a director of Independence Realty Trust, Inc. (NYSE: IRT) from 2015 through 2020 and is a Certified Public Accountant in Florida and Georgia.

Mr. Ross was selected to serve on our Board based on his extensive experience in and specialized knowledge of the grocery-anchored shopping center industry and multi-family real estate sector, and his experience serving as an executive officer of a publicly-traded REIT.

    2021 Proxy Statement  |  19

PROPOSAL 1: ELECTION OF DIRECTORS

Sharon Stern

Principal Occupation and Positions Held

•  Age: 36

•  Year in which First Elected a Director: 2021

•  Committee(s) Served: Member of the Compensation Committee and the Audit Committee

•  Principal Occupation and Other Information: Ms. Stern is a Canadian entrepreneur and real estate investor. She is the President of Eastmore Management and Metro Investments, two organizations focused on the acquisition, development and management of multi-residential and commercial properties in the downtown core of Montreal. Prior to founding Eastmore, Sharon worked in Strategy and Corporate Development for the Business Development Bank of Canada. Ms. Stern earned a Bachelor’s Degree from McGill University in Economics and World Religions and a Master’s Degree from Brown University in Public Policy.

Ms. Stern was selected to serve on our Board based on her valuable real estate investment experience in the residential and commercial sectors.

Bruce J. Schanzer President and CEO

Principal Occupation and Positions Held

•  Age: 52

•  Year in which First Elected a Director: 2011

•  Committee(s) Served: None

•  Principal Occupation and Other Information: Mr. Schanzer has been President, Chief Executive Officer and a director of the Company since June 2011. Prior thereto and since 2007, Mr. Schanzer was employed by Goldman Sachs & Co., with his last position being a managing director in the real estate investment banking group. From 2001 to 2007, Mr. Schanzer was employed by Merrill Lynch, with his last position being vice president in the real estate investment banking group. Earlier in his career, Mr. Schanzer practiced real estate law for six years in New York. Mr. Schanzer received a B.A. from Yeshiva College, where he is now a member of its board of trustees, an M.B.A. from the University of Chicago, and a J.D. from Benjamin N. Cardozo School of Law, where he was a member of the Law Review.

Mr. Schanzer has been involved in real estate as an attorney and investment banker and presently is President and Chief Executive Officer of the Company. Mr. Schanzer has extensive knowledge about the Company, its operations and the retail shopping center industry.

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PROPOSAL 1: ELECTION OF DIRECTORS

Gregg A. Gonsalves Chairman of the Board

Principal Occupation and Positions Held

•  Age: 53

•  Year in which First Elected a Director: 2017

•  Committee(s) Served: Member of the Nominating/Corporate Governance, Audit and Compensation Committees

•  Principal Occupation and Other Information: Mr. Gonsalves is an advisory partner with Integrated Capital LLC, a leading, hotel-focused, private real estate advisory and investment firm. Prior to joining Integrated Capital LLC, Mr. Gonsalves was a managing director in Goldman, Sachs & Co.’s Real Estate Mergers & Acquisition Business, where he was the partner responsible for this business unit. In his 20-year career at Goldman Sachs, Mr. Gonsalves completed over 50 M&A transactions worth approximately $100 billion in deal value, working with a variety of companies in a wide range of industries. Mr. Gonsalves currently serves on the board of directors of Cowen Inc., RREEF America REIT II, and Pop Tracker LLC, and as the chairman of the Jackie Robinson Foundation. Mr. Gonsalves received a B.S. from Columbia University and received an M.B.A. from Harvard Business School. Mr. Gonsalves was appointed non-executive Chairman of our Board as of January 1, 2021.

Mr. Gonsalves’ qualifications for Board membership include his extensive experience in real estate and finance, having had a distinguished career in real estate investment banking, which, among other things, qualifies him as a financial expert on the Audit Committee.

The affirmative vote of a majority of the shares cast at the Annual Meeting either in person or by proxy is required to elect each of the nominees listed above. It is intended that the accompanying form of proxy card will be voted for the nominees set forth above. If, in the Board’s judgment, some unexpected occurrence should make necessary the substitution of some other person or persons for one or more of these nominees, shares will be voted for such other persons as the Board may select.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE BY SIGNING, DATING AND RETURNING THE PROXY CARD.

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CORPORATE GOVERNANCE OVERVIEW

CORPORATE GOVERNANCE OVERVIEW

The business and affairs of the Company are managed under the direction of our Board, as provided by Maryland law, and the Company conducts its business through meetings of the Board and its three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee.

In 2021, on recommendation of the Nominating/Corporate Governance Committee, the Board unanimously voted to make an affirmative commitment to include, and require any search firm the Nominating/Corporate Governance Committee engages to include, women and minority candidates in the initial pool from which the Committee selects director candidates. In so adopting the more stringent form of the so-called “Rooney Rule,” the Company codified some of its core beliefs and practices in promoting diversity, as demonstrated by the current composition of our Board.

We structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. In 2018, based on our study of positive trends and best practices in corporate governance, we adopted an important stockholder-friendly governance measure approved with 99.9% support by our stockholders, which amended our charter and by-laws to give stockholders the right to act to amend our by-laws, as opposed to reserving this right exclusively to the Board. Our adoption of this change, among other stockholder-favored governance measures, is indicative of the Company’s commitment to stockholder enfranchisement and evidences the importance management and the Board place on open dialogue with our valued investors.

Other notable features of our corporate governance are summarized as follows:

WHAT WE DO:	WHAT WE DON’T DO:
✓ All Independent Directors Other than CEO. All of our directors who served on our Board in 2020 other than our CEO are “independent” as defined by the NYSE listing standards.

X No Hedging of Our Securities. Our anti-hedging policy prohibits our directors, executives and employees from engaging in transactions designed to hedge against losses from their ownership of our shares.

✓ Continuously Improve Board Diversity. All of our new director appointments in recent years have enhanced our Board’s diversity, in terms of gender, ethnicity, age, or skill set.	X No Pledging of Our Securities. Our anti-pledging policy prohibits our directors, executives and employees from pledging any securities of the Company.

✓ Regular Board Refreshment. The Company has nominated a new independent director in four of the last six years, including three independent directors who were appointed to our Board in April 2021. Currently, 56% of our independent directors have served for less than five years.

X No Related Party Transactions. We do not currently have any related party transactions and have stringent related party transaction review procedures.
✓ Caps on Director Pay. Our 2017 Stock Incentive Plan includes a cap on director pay.	X No Poison Pill. The Company does not have a “poison pill” or a stockholder rights plan in place.

✓ Independent Chairman and Committees. Our Board Chairman is an independent director, which strengthens the role of our independent directors and encourages independent Board leadership. All of the members of our Audit, Compensation, and Nominating/Corporate Governance Committees are entirely independent.

X No Excessive Perquisites, No Tax Gross-Ups on Perquisites and No Contractual Tax Gross-Ups on Golden Parachutes. We do not provide any excessive perquisites to our named executive officers or directors and they are not entitled to U.S. federal income tax gross-ups on the perquisites they receive, nor do our executive employment agreements provide for golden parachute tax gross-ups.

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WHAT WE DO:	WHAT WE DON’T DO:
X No Classified Board. All of our directors are elected annually for one-year terms and require a minimum majority vote to be reelected.
✓ Extend Important Rights to Shareholders, Such as Ability to Amend Our By-Laws. In 2018, we amended our charter and by-laws to give stockholders the right to act to amend our by-laws

X No Undue Restrictions on Stockholder Rights. There are no material restrictions on our stockholders’ right to call special meetings and, stockholder approval is required to materially modify the Company’s capital structure.

✓ Frequent Stockholder Engagement. We engage in regular dialogue with our stockholders, having communicated directly with holders of approximately 20% of our outstanding common shares in 2020. We have also provided our shareholders with direct access to our directors, including Committee chairs.

X No Overboarded Directors. Seven of our ten directors serve only on our Board. Our Chairman, Mr. Gonsalves, Mr. Widmann and Mr. Morris each serve on one other public company board.

✓ Share Ownership Guidelines for Directors and Executives. Our share ownership guidelines require that our CEO and other named executive officers own shares or limited partnership units with an aggregate value of 4x or 2x base salary, respectively. For each non-employee director who has served as a director for at least four years, such director is expected to own shares of our common stock, including restricted stock, totaling not less than the number of shares constituting the equity portion of his or her annual retainer for the previous four years.

✓ Annual Board and Committee Self-Evaluations. The Nominating/Corporate Governance Committee annually oversees a robust self-assessment of the Board and committees, including review of Board composition, structure, responsibilities, and meetings, among other criteria. Committees also conduct self-evaluations separately, including review of their respective roles and responsibilities, composition and conduct of meetings.

✓ Regular Executive Sessions of Independent Directors and Board Committees. Our non-executive Chairman and the other non-employee directors of our Board are actively involved in corporate governance matters and, as with each of the Board’s committees, routinely meet in executive session without management several times during the year.

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CORPORATE GOVERNANCE OVERVIEW

Commitment to Stockholder Engagement

We appreciate and value the engagement of our stockholders and actively solicit stockholder feedback. Throughout the year, management communicated in meetings, property visits, telephone calls and/or written communications with several significant stockholders to better understand their perspectives on corporate governance, social responsibility and sustainability, performance, overall compensation, strategy, and business operations.

We conducted our shareholder outreach early this year with an eye to ensuring that we could give meaningful consideration to the feedback we received, and to be in the best position possible to make responsive changes. We reached out to stockholders representing approximately 48% of our outstanding common stock, and engaged with stockholders representing nearly 20% of our voting shares. Our ability to conduct targeted outreach was limited by greater than usual turnover in our shareholder roster and our consequent limited ability to know with certainty the composition of our shareholder base at any given moment.

During much of such outreach, we made available to our stockholders our CEO and independent directors, including the Chair of our Compensation Committee and the Chair of our Nominating/Corporate Governance Committee. Several shareholders declined our invitation to meet, indicating that they were satisfied with our current compensation and corporate governance practices and that they did not deem a meeting necessary at the time.

In addition, we have routine telephonic meetings with proxy advisors, such as ISS, to stay informed as to their views on best practices in governance and compensation trends, and to elicit meaningful feedback on initiatives the Company is considering.

We accord great weight and importance to our stockholders’ concerns. Feedback received from our stockholders during our outreach process was shared with the Board and its committees and has been taken into account when considering and, in many cases adopting, proposed changes to corporate governance and compensation practices in the past.

The COVID-19 pandemic has impeded our ability to fully respond to compensation-related shareholder concerns while ensuring adequacy of retention incentives. Notwithstanding the negative impact that the challenging pandemic-era operating environment had on our results, we did not adjust in-flight performance-related incentives for our NEOs. However, the Compensation Committee did, in an exercise of its discretion, approve incremental year-end bonus awards to our NEOs and the rest of our employee base to mitigate the impact of forfeiture of that portion of year-end annual incentive compensation keyed to Company-performance targets. This was done both in recognition of strong performance that resulted in relatively high rent collections through COVID-19 and strong Q4 2020 results, and to address concerns related to retention of talent.

The Compensation Committee did not make any COVID-19 related modifications to long-term incentives, apart from the above.

We believe that providing stockholders access to our Board and management on these issues has enabled us to clarify our rationale for the performance metrics chosen and their relationship with our compensation structure. We will continue to actively engage with our investors on these and other topics and to provide transparent disclosure as to the evolution in our thinking and practices as a result of this important feedback.

Corporate Governance Guidelines and Principles

The Board has adopted Corporate Governance Guidelines and Principles that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines and Principles are director responsibilities, management responsibilities, director access to management, employees

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CORPORATE GOVERNANCE OVERVIEW

and advisors, management succession, annual performance evaluation of the Board and Chief Executive Officer, director compensation and meeting procedures. The Corporate Governance Guidelines and Principles are available on the Company’s website at www.cedarrealtytrust.com.

Code of Business Conduct and Ethics

All of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Accounting Officer and Chief Investment Officer, and our directors are required to comply with our Code of Business Conduct and Ethics. Our Code is available on our website at www.cedarrealtytrust.com. We intend to disclose any amendments we make to, or waivers of, certain provisions of our Code of Business Ethics applicable to our officers and directors on our website within three (3)  business days following such waiver or as otherwise required by the rules of the Securities Exchange Commission (“SEC”) or the NYSE.

Board of Directors

Independent Directors

Pursuant to rules of the NYSE and applicable law, a majority of our directors must be “independent.” Each year, the Board reviews the independence of the Company’s directors, including a review of any transactions and relationships between each director, or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other. The Board also examines transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review is to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent.

As a result of this year’s review, the Board affirmatively determined that each of Mses. Hootkin, Kanner and Stern and Messrs. Eisenstat, Gonsalves, Morris, Rogers, Ross and Widmann, is independent of the Company and its management. The Board determined that none of these independent directors had any material relationships with the Company. Mr. Schanzer, the Company’s President and Chief Executive Officer, is the only director who is not independent by virtue of his employment with the Company. In addition, none of our directors’ family members are employed by the Company in any capacity. Therefore, following the election of our eight director-nominees at the Annual Meeting (and taking into account that Ms. Hootkin and Mr. Widmann are not standing for reelection at the Annual Meeting), we believe that 87.5% of our Board members will be independent under the NYSE rules.

Leadership Structure of the Board

The Board has a non-executive Chairman to ensure independent oversight of management. Cedar is pleased to have announced that as of January 1, 2021, Gregg Gonsalves assumed the role of Chairman of the Board, succeeding Roger Widmann. Elected to Cedar’s Board in 2017, Mr. Gonsalves has distinguished himself as a Board member, and is also the first diverse director to serve as our Company’s Chairman.

Mr. Gonsalves and the other non-management directors of our Board are actively involved in corporate governance matters and meet in executive session several times during the year, generally on the same day as regularly scheduled meetings of the Board or its committees (or as otherwise considered necessary or appropriate).

A key responsibility of the Board and Chief Executive Officer is to ensure continuity of leadership of the Company. Each year, the Chief Executive Officer presents a succession plan to the Board for its review and consideration.

Board Composition

At Cedar, we believe that healthy counterpoint catalyzes good decision making. We cultivate cognitive diversity not only at our Board and management levels, but throughout our organizational ranks,

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CORPORATE GOVERNANCE OVERVIEW

because we believe, among other benefits, that such diversity of viewpoint optimizes the productive exchange of ideas that ultimately drives long-term value.

Our director nominees represent a broad panoply of perspectives, including with respect to gender, age, race, tenure, skills, and experience, as illustrated below:(1)

Composition

(1)	As of April 30, 2021.
(2)	Percentages rounded to total 100%.

Experience		No. of Directors(1)

Industry/Retail Experience	● ● ● ● ● ● ●	7 of 8

Financial, Audit and Accounting Expertise	● ● ● ● ● ● ●	7 of 8

Management/Executive Leadership Experience	● ● ● ● ● ●	6 of 8

Investment Expertise	● ● ● ● ● ●	6 of 8
(1)	As of April 30, 2021.

Corporate Governance Documents

We maintain a corporate governance page on our website that includes key documents relating to our corporate governance, including our:

•	Corporate Governance Guidelines and Principles;

•	Code of Business Conduct and Ethics;

•	Gift Policy;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee;

•	Charter of the Nominating/Corporate Governance Committee; and

•	2020 ESG Policy & CSR Report.

All of these documents can be found by accessing the “Investors” tab on our website at www.cedarrealtytrust.com and clicking on “Corporate Governance.” The documents noted above will also be provided without charge to any stockholder who requests them. We regularly review our corporate governance policies, monitor emerging developments in corporate governance, and enhance our policies and procedures when our Board determines that it would benefit our Company and our stockholders to do so.

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CORPORATE GOVERNANCE OVERVIEW

Share Ownership Guidelines

Our share ownership guidelines require that our CEO and other named executive officers own shares or limited partnership units with an aggregate value of 4x and 2x base salary, respectively, in each case with a four-year phase-in period. For each non-employee director who has served as a director for four years or more, such director is expected to own shares of our common stock, including restricted stock, totaling not less than the number of shares constituting the equity portion of his or her annual retainer in the aggregate over the previous four years. We believe these stockholding requirements reaffirm the Company’s alignment between its strategic decision-makers and its stockholders.

Anti-Hedging and Anti-Pledging Policy

We do not consider it appropriate for any of the Company’s officers, directors or employees to enter into speculative transactions in the Company’s securities that are designed to hedge or offset any decrease in market value of the Company’s securities. As a result, we have adopted a policy that prohibits officers, directors or employees from purchasing puts, calls, options or other derivative securities based on the Company’s securities. The policy also prohibits hedging or monetization transactions, such as forward sale contracts, equity swaps, collars and exchange funds. Officers, directors and employees also are not permitted to purchase securities of the Company on margin, borrow against any account in which the Company’s securities are held or otherwise pledge any securities of the Company.

Risk Management

Management has primary responsibility for identifying, monitoring, mitigating, and managing our exposure to risk, subject to active oversight by our Board. The Board, directly and through its committees, discusses with management any significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks. The Board receives quarterly risk assessment presentations that are both quantitative and qualitative in nature. This process enables our Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of risk likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.

Each of our Audit, Compensation, and Nominating/Corporate Governance Committees exercises its own oversight related to the risks associated with the particular responsibilities of that committee:

•

Our Audit Committee reviews financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE requirements, and has certain responsibilities with respect to our compliance programs.

•	Our Compensation Committee evaluates whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking.

•	Our Nominating/Corporate Governance Committee focuses on risks related to corporate governance, Board effectiveness and succession planning.

No Director Overboarding

In order to stay aligned with best practices and to ensure the appropriate level of commitment, we endeavor to ensure that our Board members are not overboarded. Ours is the only public company board on which seven of our ten directors serve. Both our current Chairman and our Chairman Emeritus, Messrs. Gonsalves and Widmann, as well as Mr. Morris, each serve on one public company board other than ours. The Chair of our Audit Committee, Mr. Rogers, has also recently been nominated to serve on another public company board.

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CORPORATE GOVERNANCE OVERVIEW

Audit Committee

The Board has established an Audit Committee consisting of Steven G. Rogers (Chair), Abraham Eisenstat, Gregg A. Gonsalves, Pamela N. Hootkin, Richard H. Ross and Sharon Stern, all of whom are independent within the meaning of the rules of the NYSE and applicable law. Five of the six members of our Audit Committee are qualified as audit committee financial experts within the meaning of applicable law and the Board has determined that each of them has accounting and related financial management expertise under the rules of the NYSE. The designation of “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than are generally imposed on such persons as members of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Board.

The principal functions of the Audit Committee are as follows:

•	employ the Company’s independent registered public accounting firm, subject to stockholder ratification, to audit the Company’s consolidated financial statements;

•	approve or pre-approve all services performed by the Company’s independent registered public accounting firm, including fees and terms;

•	provide oversight on the internal reporting process and the adequacy of the Company’s internal controls;

•	review the scope of the audit of the independent registered public accounting firm and the firm performing the Company’s internal audit procedures;

•	appoint, retain, evaluate, approve compensation for, and oversee the Company’s internal auditors;

•	administer company policies concerning related person transactions and hedging activities;

•

review services provided by the Company’s independent public registered accounting firm and other disclosed relationships as they bear on the independence of the Company’s independent registered public accounting firm; and

•

monitor the process for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters, among others, that could materially impact the Company’s financial statements.

The charter of the Audit Committee is available on the Company’s website at www.cedarrealtytrust.com.

Compensation Committee

The Board has established a Compensation Committee consisting of Sabrina L. Kanner (Chair), Pamela N. Hootkin, Gregg A. Gonsalves, Darcy D. Morris, Steven G. Rogers, Sharon Stern and Roger M. Widmann, all of whom are independent within the meaning of the rules of the NYSE and applicable law. The principal functions of the Compensation Committee are as follows:

•	review and approve the compensation and benefits of executive officers;

•	develop and recommend to the Board cash incentive and equity-based compensation programs and plans;

•	review and discuss with management the Compensation Discussion and Analysis (the “CD&A”) required to be included in the Company’s proxy statement and annual report;

•	review, and make recommendations to the Board with respect to, compensation of the non-management members of the Board

•	review the relationship between the Company’s compensation practices and effective risk management; and

•	prepare the disclosure required by Item 407(e)(5) of Regulation S-K.

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The charter of the Compensation Committee is available on the Company’s website at www.cedarrealtytrust.com.

•

Under its charter, the Compensation Committee has the authority to engage independent compensation consultants or other advisors to assist it in formulating the Company’s total compensation plan. In designing the 2020 executive compensation plan, our Compensation Committee retained Mercer, a wholly-owned subsidiary of MMC, as its compensation consultant. The consultant provided to the Compensation Committee relevant survey and market compensation data and compared the Company’s compensation to the survey data. The Compensation Committee has relied on the guidance of the consultant in formulating and refining the Company’s executive compensation practices. In selecting Mercer, the Compensation Committee evaluated Mercer’s independence and considered the following factors:

•	Mercer does not provide any other services to the Company;

•	The amount of fees to be received by Mercer from the Company as a percentage of total revenues of MMC;

•	The policies and procedures of Mercer, the Company and the Compensation Committee that are designed to prevent conflicts of interest;

•	The lack of any business or personal relationships of Mercer with any member of the Compensation Committee;

•	Stock of the Company owned by Mercer or any of the key Mercer employees servicing the Company; and

•	The lack of any business or personal relationships between Mercer and any executive officer of the Company.

After considering the foregoing, the Compensation Committee determined that (i) Mercer was not engaged by the Company to perform any other services apart from those detailed above; (ii) Mercer was independent of the Company and management of the Company in performing the above services; and (iii) that the engagement of Mercer did not raise any conflicts of interest.

Nominating/Corporate Governance Committee

The Board has established a Nominating/Corporate Governance Committee consisting of Abraham Eisenstat (Chair), Gregg A. Gonsalves, Sabrina L. Kanner, Darcy D. Morris, Richard H. Ross and Roger M. Widmann, all of whom are independent within the meaning of the rules of the NYSE and applicable law. The principal functions of the Nominating/Corporate Governance Committee are as follows:

•	develop and recommend to the Board a set of corporate governance principles;

•	adopt a code of ethics;

•	adopt policies with respect to conflicts of interest;

•	monitor compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE;

•	establish criteria for prospective members of the Board;

•	conduct candidate searches and interviews;

•	oversee and annually evaluate the Board, its standing committees and management;

•	annually evaluate the appropriate organization, size and composition of the Board; and

•	formally propose the slate of directors to be elected at each Annual Meeting of Stockholders.

The charter of the Nominating/Corporate Governance Committee is available on the Company’s website at www.cedarrealtytrust.com.

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CORPORATE GOVERNANCE OVERVIEW

Board and Committee Performance Self-Evaluation

To optimize the performance of the Board and its committees each year, the Nominating/Corporate Governance Committee oversees a robust self-assessment of the Board and each of its committees that elicits candid feedback on the performance and effectiveness of the Board and its committees, as well as on the efficacy of the self-evaluation process itself. As part of this self-assessment, directors are asked to consider the Board’s composition and structure, key responsibilities, and meetings, among other criteria. Each committee separately conducts its own assessment, and in assessing its structure and performance, considers its role and the responsibilities articulated in the committee charter, the composition of the committee and the conduct of committee meetings. We believe that a thorough Board and committee evaluation process that is focused on the assessment and alignment of director skills with company strategy is more effective than solely relying on strict tenure limits. Throughout the year, the Board and each of its committees routinely use a portion of their regularly scheduled executive sessions to reflect upon and discuss how their oversight performance on behalf of stockholders might be improved.

Nomination of Directors

The Nominating/Corporate Governance Committee is responsible for the selection and nomination of directors and considers candidates for Board membership suggested by its members, other Board members, management, stockholders and nationally recognized search firms. Stockholders who wish to recommend a nominee should send nominations directly to the Nominating/Corporate Governance Committee, at the principal executive offices of the Company, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name, business experience and consent to be nominated for membership on our Board and to serve if elected by the stockholders.

The Nominating/Corporate Governance Committee has a carefully designed protocol for identifying and selecting nominees for Board positions, which was enhanced in 2019 to refine the desired attributes identified for potential Board nominees, and again in 2021 with the adoption of the Rooney Rule.

Once the Nominating/Corporate Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on information provided to the Nominating/Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating/Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide for succession or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating/Corporate Governance Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience and report its findings to the Board. The Nominating/Corporate Governance Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s guidelines, including:

•	for non-management directors, independence;

•	personal and professional ethics, integrity, values and judgment;

•	leadership skills;

•	strategic thinking;

•	ability and willingness to devote sufficient time to carrying out the duties and responsibilities of the Board;

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•	breadth of knowledge about matters affecting real estate industry;

•	diversity of viewpoints, backgrounds and experience;

•	experience in real estate, business, finance, accounting rules and practices, law and public relations;

•	judgment, skill and experience with businesses and organizations comparable to that of the Company;

•	management experience;

•	the extent to which the prospective nominee provides the Board with diversity in experience and background.

The Nominating/Corporate Governance Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the appropriate size and diversity of the Company’s Board of Directors, and the needs of the Company with respect to the particular talents and experience of its directors and the interplay of the candidate’s experience with that of other Board members. In connection with this evaluation, the Nominating/Corporate Governance Committee determines whether the person should be considered for a Board position, and one or more members of the Nominating/Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. The candidate is then required to complete a series of compliance and vetting questionnaires, submit to a background check, establish qualification for service and fitness to serve, as well as identify potential conflicts of interest. Upon satisfactory completion of the interview, vetting process and evaluation, the Nominating/Corporate Governance Committee makes a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Nominating/Corporate Governance Committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by management, a stockholder, another Board member or an outside search firm.

New Director Orientation

The Board has a program for orienting new directors that is overseen by the Nominating/Corporate Governance Committee. New directors receive materials with an overview of their duties and responsibilities, significant corporate governance documents of the Company, incorporation documents, regulatory filings, investor presentations, Company policies and committee calendars. They are also required to complete a series of annual compliance questionnaires, and financial disclosures. In addition, directors attend tours of our properties, as opportunities present, to familiarize themselves with the Company’s portfolio of assets.

Board Meetings

In the year ended December 31, 2020, regular meetings of the Board and its committees were as follows (all a combination of in-person and telephonic meetings): eight meetings of the Board, four meetings of the Audit Committee, six meetings of the Compensation Committee and four meetings of the Nominating/Corporate Governance Committee. Other than Ms. Stern and Messrs. Morris and Ross who joined our Board in April 2021, each incumbent director of the Company standing for reelection attended 100% of the total number of regular meetings held of the Board and committees on which he or she served during his or her tenure of service in 2020. Board members are encouraged to, and do, attend our Annual Meeting of Stockholders. All of our current directors other than Ms. Stern and Messrs. Morris and Ross were present at the Company’s Annual Meeting of Stockholders in May 2020.

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CORPORATE GOVERNANCE OVERVIEW

Communications with the Board

The Nominating/Corporate Governance Committee of the Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Stockholders and other parties interested in communicating with any of the directors of the Company (or the Board as a group), may do so by writing to the Secretary of the Company, at 44 South Bayles Avenue, Port Washington, NY 11050. The Secretary will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the Secretary’s opinion, deals with the functions of the Board or committees thereof or that she otherwise determines requires the Board’s attention. The Board or any member thereof may at any time request that copies of all such correspondence be forwarded to the Board.

Correspondence relating to accounting, internal controls or auditing matters that could materially impact the Company’s financial statements is handled by the Audit Committee in accordance with its procedures.

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

The Company’s named executive officers are as follows:

Bruce J. Schanzer Age 52 Position: President and Chief Executive Officer Served as Named Executive Officer Since 2011

Biographical Information

Mr. Schanzer has been President, Chief Executive Officer and a director of the Company since June 2011. Prior thereto and since 2007, Mr. Schanzer was employed by Goldman Sachs & Co., with his last position being a managing director in the real estate investment banking group. From 2001 to 2007, Mr. Schanzer was employed by Merrill Lynch, with his last position being vice president in the real estate investment banking group. Earlier in his career, Mr. Schanzer practiced real estate law for six years in New York. Mr. Schanzer received a B.A. from Yeshiva College, where he is now a member of its board of trustees, an M.B.A. from the University of Chicago, and a J.D. from Benjamin N. Cardozo School of Law, where he was a member of the Law Review.

Philip R. Mays Age 53 Position: Executive Vice President Chief Financial Officer and Treasurer Served as Named Executive Officer Since 2011

Biographical Information

Mr. Mays joined the Company in June 2011 after six years with Federal Realty Investment Trust, where he served in various positions including Controller, Chief Accounting Officer and most recently, Vice President, Chief Accounting Officer. Prior to joining Federal Realty, Mr. Mays was Vice President of Finance and Corporate Controller for CRIIMI MAE, Inc. Earlier in his career, Mr. Mays held various accounting and finance positions, including seven years as an accountant at Ernst & Young LLP, achieving senior manager status at its office in Dallas/Fort Worth, Texas. At Ernst & Young LLP, he supervised audits and assisted clients in real estate, construction and hospitality, including public REITs. Mr. Mays has been a C.P.A. since 1993 and has a B.S. degree with a double major in accounting and finance from Jacksonville University in Jacksonville, Florida.

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EXECUTIVE OFFICERS

Robin M. Zeigler Age 48 Position: Executive Vice President and Chief Operating Officer Served as Named Executive Officer Since 2016

Biographical Information

Ms. Zeigler joined the Company in March 2016 after serving as Executive Vice President and Head of Operations at Penzance, a Washington, D.C.-based commercial real estate investment company, since January 2015. From 2005 to 2015, Ms. Zeigler worked at Federal Realty Investment Trust, most recently serving as Chief Operating Officer for the Mid-Atlantic Region. In that capacity, she was responsible for the operations of a portfolio of over 40 shopping centers and five mixed-use projects representing approximately 7.3 million square feet. Additionally, Ms. Zeigler provided oversight and strategic direction on mixed-use development and redevelopment projects. Ms. Zeigler holds a B.S. in Accounting from Florida A&M University and an M.B.A. from Georgia State University.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This section of our Proxy Statement discusses the principles underlying our executive compensation policies and decisions for our named executive officers. For 2020, the Company’s named executive officers were:

•	Mr. Bruce J. Schanzer, President and Chief Executive Officer;

•	Mr. Philip R. Mays, Executive Vice President, Chief Financial Officer and Treasurer; and

•	Ms. Robin M. Zeigler, Executive Vice President and Chief Operating Officer.

No other employees of the Company qualified as executive officers under the applicable rules and regulations of the SEC.

In June 2011, the Company hired Mr. Bruce J. Schanzer as CEO and Mr. Philip R. Mays as CFO as part of a long-term strategic plan for improving Company performance. At the time they were hired, the Company and the Compensation Committee affirmed that a core objective of the executive compensation program was to align management’s compensation with long-term stockholder value creation.

Beginning with the hiring of Messrs. Schanzer and Mays, the Company and the Compensation Committee, under the guidance of the Company’s independent compensation consultant, refined our compensation structure. This structure was designed to retain, compensate and incentivize Company executives, commensurate with their experience, responsibilities and accomplishments, and align executive pay with the Company’s long-term strategic objectives and achievement of enhanced stockholder value. Our executive compensation program includes three primary elements:

i.	base salary;

ii.	annual cash incentive bonus; and

iii.	long-term equity incentive compensation.

A significant portion of executive compensation is at risk and variable depending on both our short-term financial performance and long-term creation of stockholder value, with the largest portion of at-risk compensation designed to incentivize our executives to focus on long-term stockholder value creation.

Commencing in 2019, and consistent with a study of trends in executive pay, Mr. Schanzer’s base pay was decreased by $50,000 from $800,000 to $750,000 per annum, at which level it remained in 2020. Ms. Zeigler’s and Mr. Mays’ base pay remained level from 2019, at $436,000 and $400,000, respectively.

As explained more fully below on page 40 in the section entitled, “Annual Cash Incentive Bonus,” annual bonus incentives for NEOs were determined based on an exercise of the Compensation Committee’s discretion, taking into consideration the recommendations made by Mr. Schanzer. In a typical year, annual bonus is based on a combination of Company and individual performance, weighted as follows: 70% of each executive’s bonus determined based on the Company’s achievement of its Operating FFO target (after payment of employee bonuses), and 30% based on qualitative individual performance evaluations for each of the executives. Although the Company’s Operating FFO for 2020 was $0.03 below the threshold Operating FFO of $0.47 set for 2020, at $0.44 (on a pre-split basis), the Compensation Committee took under consideration the adverse impact of the COVID-19 pandemic on Company performance, which was measured against performance objectives that were

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EXECUTIVE COMPENSATION

set in February 2020, prior to the onset of the COVID-19 pandemic and not adjusted downward subsequently, relatively strong portfolio performance with market-leading collections and particularly strong Q4 2020 results, and strong individual performance reviews for each of the NEOs. In light of the foregoing, particularly the executives’ strong performance through the pandemic, and to address retention concerns, the Compensation Committee awarded each of the NEOs (along with other members of senior management) 50% of their 2020 target annual bonuses, which would have been the payout if the threshold operating FFO was met. For the NEOs, these bonuses amounted to $375,000 for the CEO, $207,100 for the COO and $190,000 for the CFO, respectively.

Long-term equity incentive compensation for our COO and CFO is awarded based on a combination of average total shareholder return (“TSR”) over a three-year historical period and individual performance assessment. Once granted, the vesting of such long-term equity incentive awards is based on continued service to the Company. For the CEO, half of his 2018 grant is time-based, contingent upon continuous employment with the Company, and half is performance-based, contingent upon attainment of certain TSR targets. We believe that awarding senior executives a significant amount of their compensation in the form of equity incentive awards aligns management’s incentives with long-term stockholder value creation and encourages retention.

Pay and Governance Practices

Our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces our stockholders’ interests, including:

WHAT WE DO:	WHAT WE DON’T DO:

✓Pay for Performance. We align our executive compensation with stockholder returns by providing a significant portion of our named executive officers’ compensation in the form of at-risk awards tied to our short- and long-term strategy and measurable performance.

X  No Excessive Perquisites, No Tax Gross-Ups on Perquisites and No Contractual Tax Gross-Ups on Golden Parachutes. We do not provide any excessive perquisites to our named executive officers or directors and they are generally not entitled to U.S. federal income tax gross-ups on the perquisites they do receive, nor do our executive employment agreements provide for golden parachute tax gross-ups.

✓Caps on Individual Incentive Awards. We include caps on individual payouts in our annual and long-term incentive plan.	X No Repricing of Stock Options. We do not permit repricing or buyouts of stock options granted by the Company without prior stockholder approval.

✓Share Ownership Guidelines. We implement and require compliance with meaningful share ownership guidelines for our directors and named executive officers.

X  No Liberal Share Recycling. Pursuant to the terms of the 2017 Stock Incentive Plan, shares tendered or held back for taxes or to cover the exercise price of an option will not be added back to the reserve pool under the 2017 Plan. Similarly, shares we reacquire in the open market, such as those repurchased pursuant to the Company’s recent buyback program, will not be added to the reserve pool.

✓Annual Compensation Committee Assessments. Each year, the Compensation Committee assesses its: (i) structure, (ii) performance, (iii) role and responsibilities articulated in the committee charter, (iv) composition, and (v) meeting conduct.

X No Supplemental Retirement Benefits for Executives. We do not have any supplemental executive retirement plans.

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WHAT WE DO:	WHAT WE DON’T DO:

✓Stockholder Engagement on Compensation Matters. We engage in regular dialogue with our stockholders, communicating with stockholders representing over 48% of our outstanding common shares, and, in certain instances, granted stockholders direct access to our independent directors and committee Chairs.

X  No Compensation or Incentives that Encourage Unnecessary or Excessive Risk. While our compensation program rewards our senior management for achievement of short- and long-term strategic and operational goals and, for the CEO, achievement of a TSR goal, our Compensation Committee reviews external market considerations, internal considerations and the long-term interests of our stockholders, to ensure that excessively risky behaviors are not incentivized.

✓Independent Compensation Consultant. The Compensation Committee retains an independent compensation consultant to advise it.	X No Recent Grants of Stock Options. The Company typically provides restricted stock awards with performance or time-based vesting requirements and has not granted any stock options since 2001.

✓Double-Trigger Condition Upon Change in Control for Payment of Cash Severance to Named Executive Officers. The employment agreements with our named executive officers provide for satisfaction of “double trigger” conditions for payment of cash severance following a Change in Control.

X  No Dividends on Unearned Performance-Based Equity Awards. Under the CEO employment agreement, since 2018 dividend equivalent rights issued in connection with performance-based restricted stock units are not earned or paid unless and until the performance targets are reached.

Compensation Philosophy

Our executive compensation program is designed to attract and retain talented senior executives, ensure that their compensation remains competitive relative to the compensation paid to similarly-situated senior executives at comparable publicly-traded REITs, and reward them for superior performance. The program is further designed to reward both short- and long-term performance and to align our senior executives’ and stockholders’ interests. To that end, we believe the compensation packages we provide to our named executive officers should include both cash and share-based incentive compensation that reward performance as measured, in large part, against corporate and individual goals that will enhance stockholder value over the long term.

We believe the overall compensation of our senior executives should primarily reflect their accomplishments as a management team in achieving established key objectives, including the execution of the strategic plan. We also believe the achievement of these key objectives will ultimately enhance stockholder value as reflected in an increased share price. We believe the compensation of our senior executives should not be based on short-term performance of our shares, whether favorable or unfavorable, but rather that the long-term price of our shares is a better reflection of the management of our Company by our senior executives. In this regard, the restricted stock historically granted to our senior executives has vesting periods ranging from three to seven years. Our senior executives are aligned with our shareholders in that they are also subject to the downside risk of a decrease in the value of their compensation in the event the price of our shares declines.

Consistent with this philosophy, our executive pay program uses a combination of base salary, annual cash incentive bonuses and long-term equity incentive awards, with a significant portion of compensation being at risk and dependent on the performance of the Company and the executive, to align executive interests with those of stockholders.

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EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing, implementing, and continually monitoring adherence to our compensation philosophy as applied to our named executive officers. For more information related to the processes and procedures of the Compensation Committee in determining the compensation of our named executive officers, see “Corporate Governance Overview–Compensation Committee” above.

Annual Advisory Vote on Named Executive Officer Compensation and Engagement with Stockholders

Our compensation philosophy described above is also informed by input from our stockholders. We hold an annual stockholder advisory vote on executive compensation. While this vote is considered a non-binding advisory vote, our Compensation Committee and Board value the opinions of our stockholders and seriously consider the voting results when making future executive compensation decisions and in designing the executive compensation program more generally. At the Company’s 2020 Annual Meeting, approximately 69% of our stockholders voted to approve the compensation paid to the Company’s named executive officers. This represented a substantial decrease over most prior years, when the Company enjoyed relatively high levels of shareholder support.

Say-on-Pay Responsiveness

The Compensation Committee took seriously the Company’s relatively low 2020 say-on-pay vote in respect of 2019 executive compensation. In 2020, the Company engaged in an early and proactive outreach campaign to our major shareholders in an effort to better understand the concerns driving the opposition to our executive compensation. As part of that outreach campaign, we contacted stockholders accounting for close to 48% of our outstanding shares, and received acceptances from, and actively engaged with, stockholders representing over 20% of our outstanding shares. We offered shareholders unmediated access to members of our Board, including the chairs of our Compensation and Nominating/Corporate Governance Committee, as warranted. Several shareholders declined our invitation to meet, indicating that they were satisfied with our current compensation and corporate governance practices and that they did not deem a meeting necessary at the time.

Our ability to conduct targeted outreach in the Fall of 2020 was limited by greater than usual turnover in our shareholder roster and our consequent limited ability to know with certainty the composition of our shareholder base at any given moment. In addition, the COVID-19 pandemic has impeded our ability to fully respond to compensation-related shareholder feedback while ensuring adequacy of retention incentives in a disrupted market.

Consistent with the Company’s historical practice, we held telephone conferences with proxy advisory firms, such as ISS, to stay informed on trends in governance and executive compensation, and current thinking as to best practices, as well as to elicit meaningful feedback on initiatives the Company is considering. We shared all of the feedback received we received from our shareholders and the proxy advisory firms with the Board and its committees.

Based on our shareholder and proxy advisory firm outreach, we learned that (i) pay/performance alignment; and (ii) responsible corporate citizenship, as embodied through environmental, social and governance initiatives were heightened areas of interest for our shareholders.

In response, we did not adjust in-flight performance-related incentives for our NEOs. However, the Compensation Committee did, in an exercise of its discretion, approve incremental year-end bonus awards to our NEOs as described under “Annual Cash Incentive Bonus” below. The factors that informed this decision, together with retention concerns, were our relatively strong portfolio performance with market-leading collections and particularly strong Q4 2020 results, and strong performance through the pandemic.

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In addition, the Company made improvements in governance to further express our commitment to diversity and inclusion principles. Namely, in direct response to shareholders’ expressed emphasis on ESG, and corporate social responsibility, the Nominating/Corporate Governance Committee, with the full support of our Board, adopted the stringent form of the so-called Rooney Rule, making an affirmative commitment to include diverse candidates in initial pools of director-nominees. Beginning in 2021, our Nominating/Corporate Governance Committee will receive regular debriefings on the Company’s ESG initiatives and our Compensation Committee will receive annual updates on the Company’s human capital management initiatives in addition to their regular updates on other important governance matters. For a comprehensive description of the Company’s commitment to Corporate Social Responsibility, and Environmental, Social and Governance initiatives, see the Cedar 2020 ESG Policy & CSR Report on our website at www.cedarrealtytrust.com.

We believe that these recent initiatives at the highest level of our Company underscore the importance the Company places on environmental, social and governance initiatives, and communicates a message to our various constituencies, internal and external, that sustainability, diversity and inclusion are among the Company’s highest priorities as it continues to advance its business objectives.

Compensation Objectives

The Compensation Committee uses three primary pay elements in its executive compensation program: base salary, annual cash incentive bonuses and long-term equity compensation.

Base salary is intended to attract and retain talented executives and to provide compensation that is commensurate with the executive’s scope of responsibility and effectiveness. Cash incentive bonuses are designed to align the executive’s compensation with our short-term business goals and individual performance goals. Long-term equity compensation focuses on achieving our long-term TSR goals and executive retention. We use long-term equity to retain our executives by rewarding them with equity only if they remain with us for a substantial period of time and if the Company achieves specified average TSR goals over the preceding three-year period. The allocation between cash and non-cash compensation or short- and long-term compensation is reviewed periodically. A significant portion of compensation is at risk and variable depending on both short- and long-term financial performance, with the largest portion designed to incentivize executives to focus on long-term stockholder value creation.

Market Comparison

For 2020, Mercer used comparable data sets from a 2019 NAREIT survey to assess compensation levels for named executive officers. This approach is consistent with the one taken since 2015, when due to changes in both the size and comparability of the Company’s historical peers, the Compensation Committee determined to rely primarily on NAREIT survey data rather than peer group information in setting executive pay.

The NAREIT survey data for 2019 represented a total of 126 REITs. The Company referenced various cuts of data including a broad market reference of REITs with total capitalization under $1.5 billion, from $1.5 billion to $3 billion, as well as retail REITs of varying sizes, many of which compete with the Company for executive talent. (As of December 31, 2020, the Company’s total capitalization was approximately $1.06 billion.) Mercer furnished the Compensation Committee with a report that compared the Company’s executive officer compensation to the relevant survey data. This report was considered by the Compensation Committee in setting total compensation for 2020.

Although comparisons of compensation paid to our senior management relative to compensation paid to similarly situated executives in the survey assists the Compensation Committee in determining compensation, the Compensation Committee does not benchmark pay to a specific targeted position and principally evaluates compensation based on the corporate business and strategic objectives and considerations discussed above.

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EXECUTIVE COMPENSATION

Implementation

The Compensation Committee determines the appropriate level and mix of compensation. The Compensation Committee also considers the individual components of compensation, as well as the total compensation received by each named executive officer, relative to each officer’s performance, the market and the Company’s other named executive officers in making its determination. The amount each executive actually earns varies based on the Company’s performance and the executive’s performance, contribution and overall value to the Company. The Compensation Committee also conducts an annual review of our CEO’s performance and considers these results when determining the CEO’s compensation. Our CEO plays a significant role in setting the compensation for our other members of senior management, including named executive officers, by providing the Compensation Committee with an evaluation of their performance, together with recommendations for the amount of the annual cash incentive bonus and the size of long-term equity awards. The Compensation Committee also obtains input from Mercer and has discretion to accept, reject or modify the CEO’s recommendations.

Base Salary

Base salaries for our named executive officers depend on the scope of their responsibilities and performance. Base salary is designed to compensate the executives fairly for services rendered during the year. These salaries are compared to NAREIT executive compensation survey data. The Compensation Committee receives from Mr. Schanzer his recommended salary level for each executive officer (other than Mr. Schanzer) for its review. For 2020 the base salaries of Mr. Schanzer, Mr. Mays and Ms. Zeigler remained unchanged from 2019.

The Compensation Committee is required to review base salaries annually and may increase, but not further decrease, the salaries of Messrs. Schanzer and Mays and Ms. Zeigler pursuant to the terms of their respective employment agreements. In making decisions regarding executive officers’ base salaries, the Compensation Committee takes into account relevant factors, including individual performance and market compensation data.

Annual Cash Incentive Bonus

The Compensation Committee seeks to align the interests of the named executive officers with the interests of stockholders by linking executive pay to individual performance and specified financial objectives.

In setting objectives at the beginning of the year, the Compensation Committee determined that 70% of the bonus of named executive officers would be based on the Company’s attainment of its targeted operating FFO (after taking into account payment of employee bonuses), and 30% would be based on a qualitative evaluation of the individual performance of each of the executives. Operating FFO is a key annual earnings measurement for the Company, as is the case for other REITs. The Company considers Operating FFO to be a meaningful measure of financial performance because it excludes items the Company does not believe are indicative of its core operating performance, such as acquisition pursuit costs, amounts relating to early extinguishment of debt and preferred stock redemption costs, management transition costs and certain redevelopment costs. The Company believes Operating FFO also provides a consistent basis for comparing the Company’s performance across reporting periods. The Operating FFO bonus targets and actual Operating FFO for 2020 were as follows:

	Threshold	Target	Maximum	Actual

Operating FFO	$0.47 per share	$0.51 per share	$0.55 per share	$0.44 per share

Percentage of Bonus	50%	100%	150%	100%

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Although the Company’s Operating FFO for 2020 was $0.03 below the threshold Operating FFO of $0.47 set for 2020, at $0.44 (on a pre-split basis), the Compensation Committee awarded each of the NEOs 50% of their 2020 target annual bonuses, which matches the threshold of our annual bonus incentive. This amounted to $375,000 for the CEO, $207,100 for the COO and $190,000 for the CFO, respectively. In approving these payments, the Compensation Committee took under consideration the adverse impact of the COVID-19 pandemic on Company performance, which was measured against performance objectives that were set in February 2020, prior to the onset of the COVID-19 pandemic and not adjusted downward subsequently, relatively strong portfolio performance with market-leading collections and particularly strong Q4 2020 results, and strong individual performance reviews for each of the NEOs.

The Compensation Committee’s compensation decisions for 2020 described in this Proxy Statement were made based on performance targets established pre-COVID, but operating results reflecting the COVID pandemic’s impact. The Company’s ability to achieve the performance targets originally envisioned to support short- and long-term compensation goals was significantly hindered by the pandemic operating environment. After careful consideration, the Compensation Committee elected not to adjust in-flight long-term performance objectives for NEOs and senior management.

Some of the achievements of our NEOs during 2020 include the following:

Executive	Individual performance for 2020

Mr. Schanzer

•   Leadership through COVID-19 pandemic;

•   Established cross-disciplinary Cedar Coronavirus Committee which drove industry-leading rent-collections for Q2-Q4 2020;

•   Promoted Board refreshment by appointing Mr. Gonsalves as Chairman;

•   Instrumental in guiding Company through judicious capital allocation decisions during Covid-19 with an eye to maximizing future yield to shareholders from Company’s redevelopment projects;

•   Oversaw balance sheet management to minimize adverse impact of diminished rent collections due to COVID-19 pandemic; and

•   Integrally oversaw the Cedar Coronavirus Committee, which superintended cash collections tracking, implementation of rent deferral and abatement agreements to support tenant viability, monitoring of evolving regulations in all of our jurisdictions, maintenance of occupancy and rent flow, as well as operational adaptations such as curbside pickup and food trucks to preserve economic vitality of centers.

Mr. Mays

•   Oversaw balance sheet management to minimize adverse impact of diminished rent collections;

•   Amended Company’s unsecured revolving credit facility and term loans to assist the Company with maintaining compliance with financial covenants;

•   Enhanced reporting during the pandemic to provide more detailed and transparent tenant and cash collections information;

•   Effectively managed remote accounting team to timely meet all SEC and lender reporting requirements; and

•   Integrally oversaw the Cedar Coronavirus Committee, which superintended cash collections tracking, implementation of rent deferral and abatement agreements to support tenant viability, monitoring of evolving regulations in all of our jurisdictions, maintenance of occupancy and rent flow, as well as operational adaptations such as curbside pickup and food trucks to preserve economic vitality of centers.

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EXECUTIVE COMPENSATION

Executive	Individual performance for 2020

Ms. Zeigler

•   Maintained strong leasing and renewal pipeline notwithstanding the pandemic, overseeing negotiation of rent relief for tenants most impacted by the pandemic portfolio-wide with an eye to preserving occupancy in place and maintaining one of the highest sector rent collections at 94% as of year-end;

•   Secured DGS office lease for 250,000 sf over a 20-year, 10 month term with the District of Columbia as cornerstone of anticipated Northeast Heights redevelopment project in July 2020;

•   Spearheaded Company-sponsored community support through charitable outreach through the pandemic;

•   Made important resource allocation decisions with respect to redevelopment and value-add projects, as well as routine portfolio maintenance, in order to maximize expected future returns to shareholders;

•   Oversaw near-completion of construction of Fishtown Crossing notwithstanding the pandemic and full entitlement of South Quarter Crossing mixed-use development project, improving land value;

•   Implemented a curbside parking program and other adaptations to ensure safety of tenants and consumers while preserving commercial activity; and

•   Integrally oversaw the Cedar Coronavirus Committee, which superintended cash collections tracking, implementation of rent deferral and abatement agreements to support tenant viability, monitoring of evolving regulations in all of our jurisdictions, maintenance of occupancy and rent flow, as well as operational adaptations such as curbside pickup and food trucks to preserve economic vitality of centers.

For a reconciliation of FFO and Operating FFO to net (loss) attributable to common shareholders, see Item 7—”Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2020 Annual Report.

The annual cash incentive bonuses awarded to the CEO, CFO and COO for 2020 are reflected in the “Bonus” column in the Summary Compensation Table.

Long-Term Compensation

We believe that outstanding long-term performance is achieved when executives have an ownership position that encourages them to focus on the Company’s long-term success. Long-term equity awards are made to eligible employees to align their long-term interests with those of stockholders, deliver market competitive pay, provide a strong retentive hook, and aid in recruitment. At the same time, by incentivizing our senior management as stakeholders in our performance, the Company benefits on an operational level from improved productivity and efficiency gains, and the associated value creation.

Recipients of awards under this program realize value typically over a three-year, and occasionally a five-year, vesting period. We believe that the combination of this extended vesting period with the requirement that our named executive officers continually hold a significant equity position in the Company creates a strong long-term alignment of interests between decision makers at the Company and our stockholders.

Stock awards vest based on either performance, continued service or both, subject to acceleration of vesting in certain circumstances, at the discretion of the Compensation Committee, and as further provided in the employment agreements and/or award agreements with the named executive officers.

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With the exception of the CEO’s equity grants which are denominated in shares, our practice is for the Compensation Committee to approve grants of long-term equity compensation as dollar-denominated awards and then to grant a number of shares that have a fair market value equal to the aggregate dollar value of the award based on the closing price of a share of common stock on the day the grant is made.

The Compensation Committee continues to believe that TSR is the most proximate measure to align CEO pay with stockholder value creation. Absolute TSR was selected as the basis for the CEO’s performance-based long-term equity award as it ties this portion of the compensation to stockholder value, with the total value of this award corresponding to stock price appreciation and dividends. The Compensation Committee believed that absolute TSR was the appropriate measure for Company performance as: (a) it more directly aligns the interests of our CEO with our stockholders, and (b) there are few other REITs with the Company’s business strategy, making construction of a suitable performance peer group difficult.

Mr. Schanzer. Consistent with the terms of his employment agreement, Mr. Schanzer did not receive an equity grant in 2020. Half of his 2018 grant is time-based, contingent upon continuous employment with the Company, and half is performance-based, contingent upon attainment of certain TSR targets.

Mr. Mays. On February 4, 2020, the Compensation Committee awarded Mr. Mays a grant of 11,872 shares of restricted stock pursuant to his annual long-term equity award that will vest in full on the third anniversary of the grant date, provided he continues to be employed by the Company through such date.

Ms. Zeigler. We did not grant any equity awards to Ms. Zeigler in 2020. This is because on February 7, 2018, she was issued a three-year equity grant in lieu of annual long-term incentive grants in respect of 2018, 2019 and 2020. In connection with her entry into her amended and restated employment agreement, Ms. Zeigler is entitled to participate in the Company’s long-term incentive compensation plan pursuant to which she will be granted annual long-term restricted stock grants as determined in the reasonable discretion of the Board of Directors and the Compensation Committee, with an annual long-term incentive compensation target value of $750,000.

Employment Agreements

During 2020, the Company had employment agreements with each of its named executive officers: Messrs. Schanzer and Mays, and Ms. Zeigler. The agreements are described in detail on page 49 in the section entitled “Employment Agreements With Named Executive Officers.”

Perquisites

The only material perquisites provided to our named executive officers relate to automobile payments and reimbursement for certain expenses incurred. Our named executive officers are not entitled to U.S. Federal income tax gross-ups on any perquisites that are provided.

Retirement Benefits

Named executive officers are given the opportunity to participate in the Company’s tax-qualified 401(k) plans providing for employer and employee contributions. In 2020, the Company matched 100% of the first 3% of eligible employee compensation contributed and 50% of the next 2% of eligible employee compensation contributed up to the annual limit of 4% of eligible compensation, which amounts to $11,400 per recipient for 2020. The Company does not provide supplemental retirement benefits. Messrs. Schanzer and Mays and Ms. Zeigler each received the maximum match.

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EXECUTIVE COMPENSATION

Several members of our senior management team, including Messrs. Schanzer and Mays and Ms. Zeigler, participate in the Company’s 2005 Cedar Realty Trust, Inc. Deferred Compensation Plan (“Rabbi Trust Plan”). Under this deferred compensation plan, participants may defer a portion of their base salaries and cash bonuses on a pre-tax basis and receive a tax-deferred return on such amounts based on the performance of specific investments selected by the participants. Participants may also defer share awards made under the Company’s 2017 Stock Incentive Plan, as well as related dividends. In connection with this plan, the Company has established a “rabbi trust” overseen by an independent trustee (the “Rabbi Trust”) wherein the trustee is directed to make investments of the deferred cash amounts which track as closely as possible to those selected by each participant in order to generally match its liabilities to the participants under the deferred compensation plan with equivalent assets and thereby limit market risk.

Clawback Policy

The SEC has not yet issued final regulations regarding clawback policies under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). We intend to adopt a clawback policy in conformity with the SEC’s final regulations once they have been promulgated. We have chosen to wait to adopt a formal policy until the SEC issues its regulations to ensure that our policy will be fully compliant with the regulations as finally adopted.

Anti-Hedging and Anti-Pledging Policy

We do not consider it appropriate for any of the Company’s officers, directors or employees to enter into speculative transactions in the Company’s securities that are designed to hedge or offset any decrease in market value of the Company’s securities. As a result, the Company prohibits officers, directors or employees from purchasing puts, calls, options or other derivative securities based on the Company’s securities or its correlates. The policy also prohibits hedging or monetization transactions, such as forward sale contracts, equity swaps, collars and exchange funds. Officers, directors and employees may also not purchase securities of the Company on margin, borrow against any account in which the Company’s securities are held or otherwise pledge any securities of the Company.

Share Ownership Guidelines

The Compensation Committee believes that management should have a significant ownership interest and has implemented share ownership guidelines for the named executive officers to more closely align their interests with those of stockholders. The number of shares of our common stock that an executive must own is set as a multiple of the executive’s base salary. Unearned performance shares and restricted stock units and unvested restricted stock count toward an executive’s ownership of our common stock under the guidelines. For the CEO, the multiple is four times base salary, while for the other named executive officers, the multiple is two times base salary, in each case with a four-year phase-in period.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance* (Yes/No)

Bruce J. Schanzer	4x	Yes

Philip R. Mays	2x	Yes

Robin M. Zeigler	2x	Yes
*	As of April 30, 2021.

Risk Mitigation

The Compensation Committee assesses executive compensation, and particularly annual cash incentive bonuses and long-term incentive compensation, in light of corporate and operational risks

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facing the Company. Based on these assessments, our executive compensation program includes risk mitigating features, such as: balance between short- and long-term incentives, cash versus equity pay, fixed versus variable pay, multiple performance measures, and anti-hedging and anti-pledging policies.

The Company’s share ownership requirements for named executive officers further mitigates risk by reinforcing alignment of executives’ incentives with Company performance.

Compensation Risk Management Features

• Mix of fixed and variable pay

• Balanced, risk-adjusted performance measures

• Pay-for-performance process that bases individual awards on Company financial results and stock performance

• Deferral of a majority of variable compensation through equity-based awards

• Substantial stock ownership for directors and executive officers ensuring alignment with stockholders

Tax Deductibility of Compensation

The financial reporting and income tax consequences to the Company of the compensation components for executive officers are considered by the Compensation Committee in analyzing the level and mix of compensation. Section 162(m) of the Internal Revenue Code (the “Code”) prohibits a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer and certain of its other most highly compensated executive officers who are “covered employees” under Section 162(m). Certain “performance-based compensation” with respect to taxable years beginning on or before December 31, 2017 or payable pursuant to a binding written agreement in effect on and not materially modified after November 2, 2017, is excluded from this $1 million cap. The Compensation Committee continues to evaluate the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate the Company’s executive officers as it determines appropriate.

Compensation Committee Report

The Compensation Committee and management of the Company reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2020 Annual Report.

The Compensation Committee

Gregg A. Gonsalves

Pamela N. Hootkin

Sabrina L. Kanner*

Roger M. Widmann

*	Compensation Committee Chair.

Compensation Committee Interlocks and Insider Participation

Gregg A. Gonsalves, Pamela N. Hootkin., Sabrina L. Kanner, and Roger M. Widmann were members of the Compensation Committee during the year ended December 31, 2020. No member of the Compensation Committee during 2020 was an officer, employee or former officer of ours or any of our

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EXECUTIVE COMPENSATION

subsidiaries or had any relationship that would be considered a compensation committee interlock requiring disclosure in this Proxy Statement pursuant to SEC regulations. None of the executive officers of the Company have served on a board of directors or compensation committee of any other entity that has had any of such entity’s executive officers serve either on the Company’s Board or Compensation Committee.

Summary Compensation Table

The following table sets forth information regarding compensation paid by the Company to Messrs. Schanzer and Mays and Ms. Zeigler, for fiscal years ended December 31, 2020, 2019 and 2018:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)(3)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1)(3) ($)	All Other Compensation(4) ($)	Total ($)

Bruce J. Schanzer President and Chief Executive Officer	2020 2019 2018	750,000 750,000 800,000	403,846 — —	— — 9,082,500	— 750,000 720,000	33,830 33,630 33,430	1,187,676 1,533,630 10,635,930

Philip R. Mays Executive Vice President And Chief Financial Officer	2020 2019 2018	400,000 400,000 400,000	205,384 — —	210,000 610,000 —	— 380,000 342,000	17,400 17,200 17,000	832,784 1,407,200 759,000

Robin M. Zeigler Executive Vice President And Chief Operating Officer	2020 2019 2018	436,000 436,000 400,000	223,869 — —	— — 1,800,000	— 414,200 342,000	17,400 17,200 17,000	677,269 867,400 2,559,000

(1)	Amounts shown include amounts deferred at the election of the named executive officers into the Company’s 401(k) plan, to the extent applicable.

(2)

This column represents the grant date fair value of long-term equity awards granted under the Company’s Stock Incentive Plans. The number of shares granted is calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), not including any estimates of forfeitures related to service-based vesting conditions. The amount reported for Mr. Schanzer in 2018 includes $4,702,500 for market performance-based RSUs valued in accordance with FASB ASC Topic 718. Assuming the highest level of performance conditions will be achieved, Mr. Schanzer’s market performance-based RSU award had a value of $6,570,000 based on the share price on the grant date. See Notes 2 and 14 to the financial statements in our 2020 Annual Report regarding assumptions we made in determining the fair value of stock awards. Amounts shown include amounts deferred at the election of the named executive officers under the Rabbi Trust Plan described above. See section above entitled, “Executive Compensation — Long-Term Compensation” for a more complete description of the equity awards granted to Mr. Schanzer in connection his new employment agreement.

(3)

For 2019 and 2018, the amounts reported in the “non-equity incentive plan compensation” column represent cash incentive bonuses earned with respect to the years indicated based upon the achievement of corporate and individual performance goals. For 2020, the amounts reported in the “bonus” column represent incentives for which the Compensation Committee exercised upward discretion in part to account for the impact of the COVID-19 pandemic on Company performance that was not reasonably foreseeable at the time performance metrics were established for 2020 and payments made with respect to a 27th payroll period in the 2020 calendar year that were made to all employees on the same basis. See the section above entitled, “Executive Compensation — Annual Cash Incentive Bonus” for a description of the performance goals and process for determining annual cash bonus amounts in respect of 2020.

(4)	Consists of matching contributions made by the Company on behalf of the named executive officers to its 401(k) plan and automobile allowances and related expenses.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards for Year Ended December 31, 2020

The following table presents the range of possible payouts of equity and non-equity incentive awards granted to the named executive officers in 2020:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Bruce J. Schanzer	N/A	375,000	750,000	1,125,000	—	—	—	—	—

Philip R. Mays	N/A 2/4/2020	190,000 —	380,000 —	570,000 —	— —	— —	— —	— 11,872	— 210,000

Robin M. Zeigler	N/A	207,100	414,200	621,300	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year Ended December 31, 2020

The following table sets forth outstanding equity awards held by our named executive officers as of December 31, 2020:

	Stock Awards

Name	Number of Shares or Units of Time-Based Stock That Have Not Vested (#)		Market Value of Shares or Units of Time-Based Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Bruce J. Schanzer	113,636	(2)	1,151,133	75,757	(8)	767,418

Philip R. Mays	41,904	(3)	424,488	—		—
	19,550	(4)	198,042	—		—
	9,091	(5)	92,092	—		—
	11,872	(6)	120,263	—		—

Robin M. Zeigler	58,525	(7)	592,858	—		—

(1)	Based on the $10.13 closing price of a share of the Company’s common stock on December 31, 2020.

(2)	These shares are scheduled to vest in full on June 15, 2023, the fifth anniversary of their date of grant, provided that Mr. Schanzer remains employed by us through such date.

(3)	These shares vested in full on February 17, 2021, the fifth anniversary of their date of grant.

(4)

These shares, awarded pursuant to a retention incentive, are scheduled to vest in full on January 2, 2024, the fifth anniversary of their date of grant, provided that Mr. Mays remains employed by us through such date.

(5)

These shares, awarded pursuant to the annual long-term equity incentive program for senior executives, are scheduled to vest in full on February 5, 2022, the third anniversary of their date of grant, provided that Mr. Mays remains employed by us through such date.

(6)

These shares, awarded pursuant to the annual long-term equity incentive program for senior executives, are scheduled to vest in full on February 4, 2023, the third anniversary of their date of grant, provided that Mr. Mays remains employed by us through such date.

(7)

These shares are scheduled to vest in full on February 7, 2023, the fifth anniversary of their date of grant, provided that Ms. Zeigler remains employed by us through such date. This grant was in lieu of any other grants in respect of 2017, 2018 and 2019.

(8)	Represents the threshold number of shares subject to the performance-based award under the terms of the CEO employment agreement.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

No options were granted by the Company or exercised during the fiscal year ended December 31, 2020. None of the named executive officers have ever been granted stock options. The following table sets forth, for each of the named executive officers, information with respect to vesting of restricted stock awards during the year ended December 31, 2020:

Stock Awards

Name	Number of Shares Acquired on Vesting Day (#)(1)	Value Realized on Vesting ($)(2)

Bruce J. Schanzer	—	—

Philip R. Mays	—	—

Robin M. Zeigler	14,118	263,724	(3)

(1)

Includes shares that vested, but the receipt of which was deferred pursuant to a “Rabbi Trust” plan. Under this plan, each participant selects the period of time over which receipt of shares will be deferred, subject to earlier receipt upon death, disability and other events specified in the plan. The amount deferred for Ms. Zeigler was 14,118 shares, having a value of $263,724 at the time of vesting.

(2)

The value realized on vesting is based on the closing market price per share of our common stock on the NYSE on the day preceding the vesting date, multiplied by the number of restricted stock units that vested.

(3)	Based on $18.68 closing price per share of common stock on January 16, 2020.

Nonqualified Deferred Compensation

Several of our senior executives, including Messrs. Schanzer and Mays and Ms. Zeigler, participate in the Rabbi Trust Plan. Under this deferred compensation plan, participants may defer a portion of their cash salaries and bonuses on a pre-tax basis and receive a tax-deferred return on such amounts based on the performance of specific investments selected by the participants. Participants may also defer share awards made under the 2017 Stock Incentive Plan, as well as related dividends. In connection with this plan, the Company has established the “Rabbi Trust” wherein the trustee is directed to make investments of the deferred cash amounts which track as closely as possible to those selected by each participant in order to generally match its liabilities to the participants under the deferred compensation plan with equivalent assets and thereby limit market risk. Generally, cash deferrals will be distributed in a lump sum on the earlier of the first day of the 61st month following the end of the calendar year to which such deferral relates, or as soon as practicable after the participant’s separation from service for any reason other than death or retirement (or six months thereafter, in the case of any participant who is a “specified employee” within the meaning of Code Section 409A), unless the participant elects to receive the distribution in installments, or to otherwise further defer the distribution, as provided in the Rabbi Trust Plan. Generally, share deferrals will be distributed in a lump sum on the later of (a) the first business day of the January next following the third anniversary date of the grant, or (b) the first business day of the January next following the date on which the share deferrals are scheduled to vest in their entirety based on the original vesting schedule, unless the participant elects to receive the distribution in installments, or to otherwise further defer the distribution, as provided in the Rabbi Trust Plan. In the event of a “change in control” (as defined in the Rabbi Trust Plan) that constitutes a change in control event under Section 409A of the Code, the Board may terminate the Rabbi Trust Plan and distribute all benefits under the Rabbi Trust Plan to participants. In the event of such termination or constructive termination of the Rabbi Trust Plan, such plan provides for an income tax gross up on plan benefits distributed to participants.

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EXECUTIVE COMPENSATION

The following table represents nonqualified deferred compensation held by named executive officers in the Company’s Rabbi Trust as of December 31, 2020:

Name	Executive Contributions in 2020($)(1)	Registrant Contributions in 2020($)	Aggregate Earnings in 2020($)(2)	Cancellation/ Forfeitures in 2020($)	Aggregate Withdrawals/ Distributions in 2020($)	Aggregate Balance at December 31, 2020($)(3)

Bruce J. Schanzer	—	N/A	(2,830,326)	—	—	3,069,674

Philip R. Mays	—	N/A	(573,979)	—	—	622,529

Robin M. Zeigler	—	N/A	(151,419)	—	—	164,248

(1)	Named executive officer contributions are included in the “Stock Awards” column of the Summary Compensation Table.

(2)	The losses in this column represent loss in value due to decrease in share price during the calendar year 2020.

(3)	All holdings are in Company shares, with values based on the $10.13 closing price of a share of common stock on December 31, 2020.

Employment Agreements With Named Executive Officers

During 2020, the Company had employment agreements with each of its named executive officers: Messrs. Schanzer and Mays, and Ms. Zeigler.

CEO Employment Agreement

Effective June 15, 2018, the Company entered into an amended and restated employment agreement with Mr. Schanzer, pursuant to which Mr. Schanzer will continue to serve as President and Chief Executive Officer of the Company. Below is a summary of the material terms of the amended and restated employment agreement.

Base Salary

•	Reduction in base salary commencing January 1, 2019 from $800,000 to $750,000 per annum, subject to annual review and increase in the discretion of the full Board.

Bonus

•	Target annual bonus equal to 100% of base salary, subject to the achievement of performance criteria established by the Board or Compensation Committee.

Long-Term Incentive Compensation (Time- and Performance-Based)

•

Initial time-based grants of 750,000 restricted shares of common stock, and 250,000 restricted shares of common stock of the Company on June 15, 2018 and January 2, 2019, respectively, amounting in the aggregate to $4.38 million, which will vest in full on the fifth anniversary of the effective date of the agreement (June 15, 2023), subject to Mr. Schanzer’s continued employment by the Company through such date.

•

Grant of 1,500,000 performance-based RSUs and associated DERs of the Company on June 15, 2018, which will vest and be earned, if at all, based on the Company’s Average Annual TSR over a five-year performance period as set forth in the employment agreement, with the ability to earn up to 50% of such grant at the conclusion of an interim three-year measurement period. The target number of RSUs subject to the award is 1,000,000 and is based on achievement of 6.5% Average Annual TSR. In order for any portion of the RSUs to vest and be earned, our Average Annual TSR for the relevant performance period must be at least 4%. The associated DERs are not paid until the performance criteria are achieved and will be forfeited to the extent such criteria are not achieved. See the section entitled “Executive Compensation — Long-Term Compensation” above for additional information regarding the performance-based RSUs granted to Mr. Schanzer.

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EXECUTIVE COMPENSATION

•

If the RSUs vest and if the Company’s Average Annual TSR return for the period between June 15, 2018 and the June 15, 2023 (or, if the RSUs vest earlier pursuant to the terms of Mr. Schanzer’s employment agreement, the date on which the RSUs vest) is greater than 10%, Mr. Schanzer shall be entitled to a cash amount equal to (i) (A) 500,000 multiplied by (B) a fraction, the numerator of which is the Company’s average annual total shareholder return minus 10% (expressed as a number rather than a percentage) and the denominator of which is ten, (provided that, in no event shall such fraction be greater than one multiplied, by (ii) (x) if such vesting occurs in connection with a Change in Control, the per share sale price in the Change in Control and (y) in all other circumstances, the average closing price of our common stock for the 20 trading days prior to such vesting date. No additional cash payment will be made for average annual total shareholder return above 20%.

Term

•	Five years.

Payments to CEO Upon Termination

Upon a termination of Mr. Schanzer’s employment by the Company without “cause,” Mr. Schanzer’s resignation for “good reason,” termination of Mr. Schanzer’s employment by reason of death or disability or a “change in control” (all as defined in the employment agreement), the time-based restricted stock awards are subject to full acceleration and the RSUs and DERs are subject to acceleration as set forth in the employment agreement.

If Mr. Schanzer’s employment is terminated by the Company without cause or by Mr. Schanzer for good reason, or his employment is terminated by the Company by reason of death or disability, the employment agreement provides that, subject to his execution of a separation agreement and release, he will be entitled to receive a lump sum cash payment equal to 250% of the sum of his annual base salary at the rate applicable on the date of termination and his target annual bonus for the year of termination. In addition, pursuant to the terms of the employment agreement, the Company is required to provide Mr. Schanzer with disability, accident and health insurance substantially similar to those insurance benefits that Mr. Schanzer was receiving immediately prior to the date of termination for 12 months following the date of termination or a cash payment in lieu thereof (reduced to the extent comparable benefits are actually received by Mr. Schanzer during such period) and accelerated vesting of any options, restricted common stock, and restricted stock units granted to Mr. Schanzer, including the equity awards granted pursuant to the employment agreement. Any amounts payable in the event of death or disability will be reduced by the amounts payable under any life or disability insurance policy sponsored by the Company and/or the Operating Partnership.

If the Company terminates Mr. Schanzer’s employment following the expiration of the term of the employment agreement or Mr. Schanzer terminates his employment following of the expiration of the term of the employment agreement due to the Company’s failure to continue to provide Mr. Schanzer with base salary and annual target bonus opportunities that are in the aggregate at least as favorable as those contained in the employment agreement; and/or the Company’s failure to negotiate in good faith regarding equity incentive awards following the expiration of the term of the employment agreement, subject to his execution of a separation agreement and release, Mr. Schanzer will be entitled to receive a lump sum cash payment equal to 150% of the sum of his annual base salary at the rate applicable on the date of termination and his target annual bonus for the year of termination.

Payments to the CEO upon termination are summarized in the table on page 53 entitled, “Payments Upon Termination Without Cause or Due to Death or Disability or By Executive for Good Reason.” References to the Company above include, where applicable, the Operating Partnership.

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EXECUTIVE COMPENSATION

CFO Employment Agreement

Effective June 6, 2018, the Company entered into an amended and restated employment agreement with Mr. Mays, pursuant to which Mr. Mays will continue to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company.

Base Salary

•	Base salary to remain at the rate of $400,000 per annum, subject to annual review and increase in the discretion of the full Board.

Bonus

•

Target annual bonus equal to 95% of base salary, consistent with prior agreement, subject to the discretion of and requirements established by the Board, upon recommendation of the Compensation Committee.

Long-Term Incentive Compensation (Time- and Performance-Based)

•

Participation in Company’s long-term incentive compensation plan, with annual awards within the discretion of, and subject to requirements established by the Board, based on recommendations of the Compensation Committee.

Term

•	“At-will”, meaning that subject to the terms of the agreement, Mr. Mays’ employment may be terminated by the Company or Mr. Mays at any time and for any reason.

Payments to CFO Upon Termination

If Mr. Mays’ employment with the Company is terminated for any reason, his employment agreement provides that Mr. Mays (or his authorized representative or estate) will be entitled to receive (i) payment of any base salary earned through the date of termination, unpaid expense reimbursements and accrued unused vacation; and (ii) any vested benefits Mr. Mays may have under any employee benefit or compensation plan of the Company or the Operating Partnership through the date of termination, which vested benefits are required to be paid and/or provided in accordance with the terms of such employee benefit or compensation plans.

In addition, if Mr. Mays’ employment is terminated by the Company without cause or by Mr. Mays for good reason, the employment agreement provides that, subject to his execution of a general release, he will be entitled to receive a lump sum cash payment equal to 150% (250% if terminated within 90 days prior to or 12 months following a Change in Control (as defined in the employment agreement)) of the sum of his annual base salary at the rate applicable on the date of termination and his target annual bonus for the year of termination, exclusive of any long-term incentive stock awards.

In addition, pursuant to the terms of his employment agreement, if Mr. Mays’ employment is terminated by the Company without cause or by Mr. Mays for good reason, or by reason of death or disability, the Company is required to provide Mr. Mays with (i) disability, accident and health insurance substantially similar to those insurance benefits that Mr. Mays was receiving immediately prior to the date of termination for 12 months (24 months if terminated within 90 days prior to or 12 months following a Change in Control) following the date of termination or a cash payment in lieu thereof (reduced to the extent comparable benefits are actually received by Mr. Mays during such period) and (ii) accelerated vesting of any options, restricted common stock, and any other awards granted to Mr. Mays under any employee benefit plan that have vested. In addition, if Mr. Mays’ employment is terminated by reason of disability, the employment agreement provides that he will be entitled to receive a lump sum payment equal to his annual base salary at the rate applicable on the date of termination. Any amounts payable in the event of death or disability will be reduced by the amounts payable under any life or disability insurance policy sponsored by the Company.

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EXECUTIVE COMPENSATION

Payments to the CFO upon termination are summarized in the table on page 47 entitled, “Payments Upon a Change in Control with Termination.” References to the Company above include, where applicable, the Operating Partnership.

COO Employment Agreement

Effective April 1, 2019, the Company entered into an amended and restated employment agreement with Ms. Zeigler, pursuant to which Ms. Zeigler continues to serve as Executive Vice President, Chief Operating Officer of the Company.

Base Salary

•	$436,000 per annum, subject to annual review and increase in the discretion of the full Board.

Bonus

•	Target annual bonus equal to 95% of base salary, subject to the discretion of and requirements established by the Board, upon recommendation of the Compensation Committee.

Long-Term Incentive Compensation (Time- and Performance-Based)

•	Participation in Company’s long-term incentive compensation plan, with an annual long-term incentive compensation target value of $750,000.

Term

•	Four years.

Payments to COO Upon Termination

If Ms. Zeigler’s employment with the Company is terminated for any reason, her employment agreement provides that Ms. Zeigler (or her authorized representative or estate) will be entitled to receive (i) payment of any base salary earned through the date of termination, unpaid expense reimbursements and accrued unused vacation; and (ii) any vested benefits Ms. Zeigler may have under any employee benefit or compensation plan of the Company or the Operating Partnership through the date of termination, which vested benefits are required to be paid and/or provided in accordance with the terms of such employee benefit or compensation plans.

If Ms. Zeigler’s employment is terminated by the Company other than for cause or by Ms. Zeigler for good reason, the employment agreement provides that, subject to her execution of a separation agreement and release, she will be entitled to receive a lump sum cash payment equal to 250% of the sum of her annual base salary at the rate applicable on the date of termination and her targeted annual bonus for the then-current fiscal year, exclusive of any long-term incentive stock awards.

In addition, pursuant to the terms of her employment agreement, if Ms. Zeigler’s employment is terminated by the Company without cause or by Ms. Zeigler for good reason, or by reason of death or disability, the Company is required to provide Ms. Zeigler with (i) disability, accident and health insurance substantially similar to those insurance benefits that Ms. Zeigler was receiving immediately prior to the date of termination for 12 months following the date of termination or a cash payment in lieu thereof (reduced to the extent comparable benefits are actually received by Ms. Zeigler during such period) and (ii) accelerated vesting of any options, restricted common stock, and any other awards granted to Ms. Zeigler under any employee benefit plan that have vested. In addition, if Ms. Zeigler’s employment is terminated by reason of disability, the employment agreement provides that she will be entitled to receive a lump sum payment equal to her annual base salary at the rate applicable on the date of termination. Any amounts payable in the event of death or disability will be reduced by the amounts payable under any life or disability insurance policy sponsored by the Company.

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EXECUTIVE COMPENSATION

Payments to the COO upon termination are summarized in the table on page 54 entitled, “Payments Upon a Change in Control with Termination.” References to the Company above include, where applicable, the Operating Partnership.

Restrictive Covenants

Each employment agreement also provides that each executive will not compete with the Company or hire any employees of the Company (with the exception of Ms. Zeigler’s executive assistant) for a period of one year after the termination of the executive’s employment (unless, in the case of Ms. Zeigler, her employment is terminated by the Company without cause or by her for good reason).

Potential Payments Upon Termination or Change in Control

The tables below set forth the estimated severance payments that would have been made to each of our named executive officers based on a hypothetical termination date or Change in Control date of December 31, 2020 and using the closing price of our stock on December 31, 2020. These amounts are estimates and the actual amounts to be paid can be determined only at the time of the termination of the executive’s employment without cause or by the executive for good reason or upon a Change in Control. Under each employment agreement, there are also various circumstances under which termination of employment results in no severance due.

Payments Upon Termination Without Cause or Due to Death or Disability or By Executive for Good Reason

The following table sets forth the estimated severance payments that would have been made to each of our named executive officers in the event of a termination by the Company without cause or by the executive for good reason, or (i) for Mr. Schanzer and Ms. Zeigler, upon a termination due to death or disability; (ii) for Mr. Mays, upon a termination due to disability, that does not occur within 90 days prior to or within 12 months following a Change in Control, assuming such termination occurred on December 31, 2020.

Name	Cash Compensation (Salary and Bonus) ($)		Value of Stock Awards ($)	Medical and Other Benefits ($)	Total ($)

Bruce J. Schanzer	3,750,000		1,151,133	31,857	4,932,990

Philip R. Mays	1,170,000	(1)	834,884	20,493	2,025,377	(1)

Robin M. Zeigler	2,125,500		592,858	31,857	2,750,215

(1)	If termination were pursuant to disability, Mr. Mays would have received an additional $400,000 in cash compensation.

Payments Upon a Change in Control Without Termination

The following table sets forth the estimated payments that would have been made to each of our named executive officers upon a Change in Control assuming such event occurred on December 31, 2020.

Name	Cash Compensation ($)	Value of Stock Awards ($)(1)	Medical and Other Benefits ($)	Total ($)

Bruce J. Schanzer	—	1,151,133	—	1,151,133

Philip R. Mays	—	834,884	—	834,884

Robin M. Zeigler	—	592,858	—	592,858

(1)

Pursuant to the terms of the 2017 Stock Incentive Plan, all equity awards subject to time-based vesting accelerate and become fully vested upon a Sale Event (as defined in the 2017 Stock Incentive Plan) unless otherwise provided in the applicable award agreement.

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EXECUTIVE COMPENSATION

Payments Upon a Change in Control With Termination

The following table sets forth the estimated severance payments that would have been made to each of our named executive officers in the event of a termination by the Company without cause or by the executive for good reason (or, in the case or Mr. Schanzer and Ms. Zeigler, upon a termination due to death or disability) that occurs within 90 days prior to or within 12 months following a Change in Control, assuming such termination occurred on December 31, 2020.

Name	Cash Compensation (Salary and Bonus) ($)	Value of Stock Awards ($)	Medical and Other Benefits ($)	Total ($)

Bruce J. Schanzer	3,750,000	1,151,133	31,857	4,932,990

Philip R. Mays	1,950,000	834,884	40,986	2,825,870

Robin M. Zeigler	2,125,500	592,858	31,857	2,750,215

CEO Pay Ratio

The Dodd-Frank Act requires the Company to determine the ratio of the CEO’s annual total compensation (as set forth in the “Total” column of the Summary Compensation Table) to that of the Company’s median employee. Mr. Schanzer, who in 2020 served as a director and President and CEO of the Company, had annual total compensation in 2020 of $1,158,830, as reflected in the Summary Compensation Table included in this Proxy Statement.

The annual total compensation for the Company’s median employee (excluding Mr. Schanzer) for 2020 was $139,369. We identified our median employee in 2020 by calculating compensation in a manner consistent with the requirements for reporting compensation in the Summary Compensation Table for named executive officers and included all individuals who were employed by us on December 31, 2020. Reportable wages were annualized for those employees who were not employed for a full calendar year. Our median employee is based in our corporate headquarters in Port Washington, New York.

Mr. Schanzer’s 2020 annual compensation was approximately 8.5 times that of our median employee’s total compensation for 2020. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation of Non-Employee Directors

The Compensation Committee periodically reviews compensation paid by a peer group of similarly-sized companies to their directors. The Compensation Committee considers aggregate compensation paid by the Company to its non-employee directors relative to total revenues, as compared to similarly-sized public companies. In 2020, the annual retainer for all non-employee directors was $32,000 and the non-executive Chairman of the Board received an additional $75,000 cash retainer, although the non-employee directors waived their fees for the second and third quarters of 2020. The annual retainer for each committee member was $4,000 and the annual retainer for committee chairs was $15,000. These committee retainers were waived as well for the second and third quarters of 2020. In 2020, directors did not receive any meeting attendance fees with respect to either Board or committee meetings. In 2020, each independent director also received an annual grant of restricted stock with a grant date fair value of $65,000 that vests in full on the third anniversary of the date of grant, absent some condition giving rise to accelerated vesting.

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EXECUTIVE COMPENSATION

Cash and equity compensation awarded to directors is eligible, at the director’s election, for tax deferral under the Company’s Rabbi Trust Plan. Pursuant to the terms of the 2017 Stock Incentive Plan, cash retainers and equity grants to non-employee directors are subject to an annual per-director cap of $750,000.

The following table details director compensation in 2020, which reflects the compensation described above, including the waiver of fees for the second and third quarters of the year. Mr. Schanzer does not receive additional compensation for serving as a director.

Director Compensation for Fiscal Year Ended December 31, 2020

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

Abraham Eisenstat	27,500	65,000	92,500

Gregg A. Gonsalves	20,000	65,000	85,000

Pamela N. Hootkin	27,500	65,000	92,500

Sabrina L. Kanner	20,000	65,000	85,000

Steven G. Rogers	27,500	65,000	92,500

Roger M. Widmann	57,500	65,000	122,500
(1)

Amounts shown include fees for annual retainer ($32,000 for the non-employee directors plus $75,000 additional for the non-executive Chairman), committee membership ($4,000), and committee chair fees ($15,000), but do not include fees for second and third quarters of 2020, which the non-employee directors have waived.

(2)

The amounts represent the grant date fair value of restricted stock awards granted to the directors in 2018, in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 2 to the financial statements in our 2020 Annual Report regarding assumptions we made in determining the fair value of stock awards. Each director received a grant of restricted stock with a grant date fair value of $65,000 that will vest in full on the third anniversary of the date of grant. The number of shares granted is calculated based on the closing share price on the date of grant. For 2020, director share grants were made on January 2, 2020, based on a closing share price of $19.40 (adjusted on a post-split basis).

(3)

As of December 31, 2020, each director held 8,125 restricted shares which had not yet vested as of year-end, with the exception Ms. Kanner, who held 7,759 unvested restricted shares, all as of year-end 2020. All of these shares are included in the security ownership chart for directors and executive officers included in this Proxy Statement.

The Compensation Committee has established target share ownership guidelines for our directors to more closely align their interests with those of our stockholders. For each director who has served as a director for at least four years, such director is expected to own shares of our common stock, including restricted stock, totaling not less than the number of shares constituting the equity portion of his or her annual retainer in the aggregate over the previous four years. Based on the directors’ disclosure to the Company, all of the Company’s 2020 directors who were beyond their four-year phase-in compliance period satisfied the share ownership requirement.

In addition, we have adopted a policy that prohibits directors from hedging or pledging securities of the Company, as described above under the heading “Anti-Hedging and Anti-Pledging Policy” on page 27 above.

    2021 Proxy Statement  |  55

AUDIT MATTERS

AUDIT MATTERS

Audit Committee Report

The Audit Committee presently comprises Steven G. Rogers (Chair), Abraham Eisenstat, Gregg A. Gonsalves, Pamela N. Hootkin, Richard H. Ross and Sharon Stern all of whom are independent directors as defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter, which was adopted by the Board. A copy of the charter is available on the Company’s website at www.cedarrealtytrust.com. The Audit Committee appoints the Company’s independent registered public accounting firm, which is presently Ernst & Young LLP (“Ernst & Young”). Ernst & Young has served as the Company’s independent auditor since 1984.

The Audit Committee oversees the Company’s financial reporting on behalf of the Board and has sole authority to approve all audit engagements and appointment of internal auditors, including fees and terms. Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining effective internal control over financial reporting and, along with the Audit Committee, evaluating the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an independent audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and (ii) the Company’s internal control over financial reporting, and issuing reports thereon.

In this context, during 2020 the Audit Committee met five times and held separate discussions with management, the accounting firm that provides internal audit services to the Company and Ernst & Young. The Audit Committee met with Ernst & Young to discuss its plans and scope for the fiscal 2020 audits and also discussed the procedures and scope with the firm performing the internal audit for 2020. The Audit Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including compliance with the COSO 2013 principles, and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. Management and Ernst & Young represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed with Ernst & Young its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 16, the rules of the Securities and Exchange Commission (the “SEC”) and other applicable regulations. In addition, the Audit Committee discussed with Ernst & Young the firm’s independence from Company management and the Company, including the matters in the letter from Ernst & Young required by PCAOB Rule 3526, and considered the compatibility of non-audit services with Ernst & Young’s independence. The Audit Committee also discussed with Ernst & Young matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

The Audit Committee received and reviewed a report from the internal auditors detailing the results of such firm’s internal audit procedures and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee discussed with Ernst & Young the Company’s internal quality control procedures and any material issues raised by Ernst & Young’s most recent internal quality control review. The Audit Committee, after discussions with management, approved the fees for various services performed by Ernst & Young.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent public accountants, both in fact and appearance. Each year, the Audit Committee

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AUDIT MATTERS

evaluates the qualifications, performance and independence of the Company’s independent public accountants and determines whether to re-engage the current independent public accountants. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent public accountants, their capabilities and their technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Ernst & Young as the Company’s independent public accountants for the audit of the Company’s financial statements for the year ending December 31, 2020.

The members of the Audit Committee and the Board believe that, due to Ernst & Young’s knowledge of the Company and of the industry in which the Company operates, it is in the best interests of the Company and its stockholders to continue the retention of Ernst & Young to serve as the Company’s independent public accountants. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee intends to continue to recommend that the Board ask the stockholders, at this Annual Meeting, to ratify the appointment of the independent public accountants.

Based on the review and discussions with management, the internal auditors and Ernst & Young, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee has recommended to the Board the inclusion of the audited consolidated financial statements and related schedule, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting, in the Company’s 2020 Annual Report.

The Audit Committee

Abraham Eisenstat

Gregg A. Gonsalves

Pamela N. Hootkin

Steven G. Rogers*

*	Audit Committee Chair

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2020 and 2019:

	2020 Actual Fees ($)	2019 Actual Fees ($)

Audit Fees(1)	685,867	809,800

Audit-Related Fees	—	—

Tax Fees(2)	156,950	140,405

All Other Fees	—	—
(1)

Audit Fees for 2020 and 2019 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2020 and 2019, reviews of our interim consolidated financial statements which are included in each of our quarterly reports on Form 10-Q for the years ended December 31, 2020 and 2019, and certain accounting consultations.

(2)	Tax fees for 2020 and 2019 include tax compliance and preparation, and tax consulting services related to tax planning for certain of our redevelopments.

All audit and tax fees were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s auditors was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The policy of the Audit Committee provides for

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AUDIT MATTERS

pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Consideration of these Fees

The Company’s Audit Committee has considered whether the provisions of the services covered under the category of “Audit-Related Fees” are compatible with maintaining the independence of Ernst & Young LLP, and concluded Ernst & Young LLP is independent.

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PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Although ratification by stockholders is not a prerequisite to the power of the Audit Committee to appoint Ernst & Young LLP as our independent registered public accounting firm, our Board and the Audit Committee believes such ratification to be advisable and in the best interests of the Company. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time. If stockholders do not ratify the appointment of Ernst & Young LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee.

The affirmative vote of a majority of the votes cast at the Annual Meeting either in person or by proxy is required to approve this Proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.

    2021 Proxy Statement  |  59

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At the Company’s 2020 Annual Meeting of Stockholders, approximately 69% of our stockholders approved the executive compensation of the Company.

We took, and continue to take seriously, the relatively low level of stockholders support in 2020 for our 2019 executive compensation, and endeavored to make meaningful changes within the bounds of existing contractual commitments, to address our stockholders’ concerns. Those changes are detailed above in the section entitled, “Say on Pay Responsiveness” on page 38.

As described in the section, “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short- and long-term strategic and operational goals and, for the CEO, achievement of certain TSR goals, while at the same time avoiding unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. Although non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.

The affirmative vote of a majority of the votes cast at the Annual Meeting either in person or by proxy is required to approve this Proposal.

Accordingly, we ask our stockholders to vote on the following resolution at this meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

60  |       2021 Proxy Statement

SECURITY OWNERSHIP; OFFICERS AND DIRECTORS

SECURITY OWNERSHIP; OFFICERS AND DIRECTORS

Security Ownership of Certain Beneficial Owners and Management

The following is a schedule of all persons who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding common stock of the Company as of April 19, 2021:

Name and Address	Number of Shares Beneficially Owned		Percent of Stock(1)

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,401,295	(2)	17.6%

T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	1,852,094	(2)	13.6%

Igal Namdar and Namco Realty LLC 150 Great Neck Road, Suite 304 Great Neck, New York 11021	1,188,984	(3)	8.7%

Ewing Morris & Co. Investment Partners Ltd. 1407 Yonge Street, Suite 500 Toronto, Ontario M4T 1YZ	1,103,277	(4)	8.1%

Camac Partners, LLC 350 Park Avenue, 13th Floor New York, New York 10022	700,537	(5)	5.1%
(1)	Based on 13,628,289 shares of common stock outstanding at the close of business on April 19, 2021.

(2)

According to a Schedule 13G/A filed with the SEC on February 16, 2021, T. Rowe Price Associates, Inc. reported sole voting power with respect to 544,807 shares and sole dispositive power with respect to 2,401,295 shares. T. Rowe Price Small-Cap Value Fund, Inc. reported sole voting power with respect to 1,852,094 shares.

(3)

Based on a Schedule 13G filed with the SEC on June 1, 2020, as adjusted for the Company’s reverse stock split effected on November 27, 2020, Igal Namdar reported sole voting and dispositive power with respect to 628,441 shares, and Namco Realty LLC reported sole voting and dispositive power with respect to 560,543 shares. Igal Namdar is the sole member of Namco Realty LLC.

(4)

According to a Schedule 13D filed with the SEC on February 26, 2021, Ewing Morris & Co. Investment Partners Ltd. (“EM Partners”), as investment manager of Ewing Morris-RE LP (“Ewing Morris”), Ewing Morris Opportunities Fund LP (“EM Opportunities”), Ewing Morris Small Cap Fund LP (“EM Small Cap”), Broadview Dark Horse LP (“Dark Horse”) and certain separately managed accounts, reported sole voting and dispositive power with respect to 1,103,277 shares, comprised of (i) 579,022 shares owned by Ewing Morris, (ii) 244,306 shares owned by EM Opportunities, (iii) 46,119 shares owned by EM Small Cap, (iv) 116,013 shares owned by Dark Horse and (v) 117,817 shares held in certain separately managed accounts. John Ewing, as Co-President and Chief Investment Officer of EM Partners and Darcy D. Morris, as Co-President and Chief Executive Officer of EM Partners, both reported shared voting and dispositive power with respect to 1,103,277 shares. Ewing Morris GenPar Holdings, Ltd., as the sole stockholder of (i) Ewing Morris-RE GP, Inc., as general partner of Ewing Morris, (ii) Ewing Morris Opportunities GenPar Ltd., as general partner of EM Opportunities, (iii) Ewing Morris Small Cap GenPar Ltd., as general partner of EM Small Cap and (iv) Broadview Dark Horse GP Inc., as general partner of Dark Horse, reported sole voting and dispositive power with respect to 1,103,277 shares.

(5)

According to a Schedule 13D filed with the SEC on March 1, 2021, (i) Camac Partners, LLC (“Camac Partners”), as investment manager of Camac Fund, LP (“Camac Fund”), (ii) Camac Capital, LLC (“Camac Capital”), as general partner of Camac Fund, (iii) Camac Fund and (iv) Eric Shahinian, as managing member of Camac Partners, each reported shared voting and dispositive power with respect to 700,537 shares.

    2021 Proxy Statement  |  61

SECURITY OWNERSHIP; OFFICERS AND DIRECTORS

The following table sets forth information concerning the security ownership of directors and named executive officers as of April 19, 2021:

Name	Number of Common Shares Beneficially Owned(1)		Percent of Common Stock(2)

Bruce J. Schanzer(3)	350,461		2.6%

Philip R. Mays	123,049		*

Robin M. Zeigler	93,902		*

Abraham Eisenstat	39,336		*

Roger M. Widmann	31,515		*

Pamela N. Hootkin	26,859		*

Steven G. Rogers	17,253		*

Gregg A. Gonsalves	16,133		*

Sabrina L. Kanner	14,494		*

Darcy D. Morris	—	(4)	*

Richard H. Ross	—	(4)	*

Sharon Stern	—	(4)	*

Directors and executive officers as a group (12 persons)(3)	969,561		7.1%
*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Based on 13,628,515 shares of common stock outstanding at the close of business on April 19, 2021.

(3)	Includes 6,167 shares of common stock owned by Mr. Schanzer as custodian for his minor children under the Uniform Gifts to Minors Act. Mr. Schanzer disclaims beneficial ownership of these shares.

(4)	Messrs. Morris and Ross and Ms. Stern were elected to our Board on April 28, 2021 and their security ownership is not included in the chart above.

Transactions with Related Persons

Our Board has adopted a written policy relating to the review, approval and ratification of transactions between the Company and related persons, pursuant to which any such transactions must be approved by the Audit Committee. The policy applies to transactions or arrangements between us and any related person, including directors, director-nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups. In determining whether to approve a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. There were no transactions during 2020 that were subject to our related person transaction policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors, and persons who beneficially own more than 10% of the stock of the Company to file initial reports of ownership and reports of changes in ownership. Such persons are also required by Securities and Exchange Commission regulations to furnish the Company with copies of these reports. Securities and Exchange Commission rules require the Company to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during 2020, the Company’s executive officers, directors and holders of more than 10% of its common stock complied with all filing requirements under Section 16(a).

62  |       2021 Proxy Statement

OTHER MATTERS

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at the Company’s 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company on or prior to December 31, 2021 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy to be used in connection with such meeting. Under Rule 14a-8, we are not required to include stockholder proposals in our proxy materials unless this condition is satisfied. Accordingly, any notice of stockholder proposals received after this date will be considered untimely. In addition, proposed nominations by stockholders for persons to serve as directors at the 2021 Annual Meeting must comply with the advance notice provisions and other requirements specified in our by-laws and be received by the Company between February 3, 2022 and March 5, 2022. Nominations not received within this time frame will be considered untimely.

Householding

The Company may elect to send a single copy of its 2020 Annual Report and this Proxy Statement to any household at which two or more stockholders reside, unless one of the stockholders at such address notifies the Company that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Stockholders may request to discontinue or re-start householding, or to request a separate copy of the 2020 Annual Report or 2021 Proxy Statement, as follows:

•	stockholders owning shares through a bank, broker or other holder of record should contact such record holder directly; and

•

stockholders of record should write to the Company at 44 South Bayles Avenue, Port Washington, New York 11050, attention: Investor Relations. The Company will promptly deliver such materials upon request.

By Order of the Board of Directors,

BRUCE J. SCHANZER

President and Chief Executive Officer

Dated: April 30, 2021

    2021 Proxy Statement  |  63

CEDAR REALTY TRUST, INC. 44 SOUTH BAYLES AVE, SUITE 304 PORT WASHINGTON, NY 11050

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 2, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 31, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CDR2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 2, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 31, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D54297-Z80274	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CEDAR REALTY TRUST, INC.
The Board of Directors recommends you vote FOR the following:
1. To elect 8 nominees as directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualify. Nominees:		For	Against	Abstain
1a.	Abraham Eisenstat	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
1b.	Gregg A. Gonsalves	☐	☐	☐

2.  To ratify the appointment of Ernst & Young LLP to serve as independent registered public accounting firm for the year ending December 31, 2021.

3.  Advisory vote (non-binding) to approve the compensation of our named executive officers as disclosed in the Proxy Statement.

						☐	☐	☐
1c.	Sabrina L. Kanner	☐	☐	☐		☐	☐	☐
1d. 1e. 1f. 1g. 1h.	Darcy D. Morris Steven G. Rogers Richard H. Ross Bruce J. Schanzer Sharon Stern	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐

NOTE: With discretionary authority upon such other matters as may properly come before the Meeting. Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2021 Annual Meeting will be held by means of remote communication (i.e., a virtual-only meeting).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting and Proxy Statement are available at www.cedarrealtytrust.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

D54298-Z80274

CEDAR REALTY TRUST, INC.

2021 Annual Meeting of Stockholders - June 3, 2021

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of CEDAR REALTY TRUST, INC., a Maryland corporation, hereby appoints Bruce J. Scharzer, Philip R. Mays and Adina G. Storch, and each of them the proxies of the undersigned, with the full power of substitution to vote at the Annual Meeting of the Company to be held virtually via live audio webcast at www.virtualshareholdermeeting.com/CDR2021, on Thursday, June 3, 2021, at 10:00 AM Eastern Time, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the Proxy Statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

This proxy, when properly signed, will be voted in the manner directed. If no specification is made, this proxy will be voted “FOR” the election of all of the Director-Nominees set forth herein, “FOR” the ratification of the appointment of Ernst & Young LLP for the fiscal year ending December 31, 2021, “FOR” the approval of compensation for all of the Company’s Named Executive Officers and in the discretion of the proxy holders as to any other matters that may properly come before the Meeting.

Continued and to be signed on reverse side